Exhibit 2.1

Execution Version

PURCHASE AND EXCHANGE AGREEMENT

BY AND AMONG

ENERGY FUELS INC.,

AN ONTARIO CORPORATION,

STRATHMORE RESOURCES (US) LTD.,

A NEVADA CORPORATION,

URANIUM RESOURCES, INC.,
A DELAWARE CORPORATION,

URANCO INC.,
A DELAWARE CORPORATION,

NEUTRON ENERGY, INC.,
A NEVADA CORPORATION,

&

HYDRO RESOURCES, INC.,
A DELAWARE CORPORATION

DATED AS OF JUNE 26, 2015

i

ii

iii

PURCHASE AND EXCHANGE AGREEMENT

This Purchase and Exchange Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of June 26, 2015 (the “Execution Date”), by and among ENERGY FUELS INC., an Ontario, Canada corporation (“EFI”), STRATHMORE RESOURCES (US) LTD., a Nevada corporation (“EF Sub” and together with EFI, the “EFI Parties”), URANIUM RESOURCES, INC., a Delaware corporation (“URI”), URANCO INC., a Delaware corporation (“Uranco”), Neutron Energy, Inc., a Nevada corporation (“Neutron Energy”), and Hydro Resources, Inc., a Delaware corporation (“HRI” and together with URI, Uranco and Neutron Energy, the “URI Parties”).  EFI, EF Sub, URI, Uranco, Neutron Energy and HRI are sometimes referred to herein individually as a “Party” and collectively as the “Parties,” and, if the context requires, a Party may be referred to as either a “Transferring Party” or an “Acquiring Party”, as such terms are defined in Appendix A of this Agreement.

RECITALS:

A.            Uranco, Neutron Energy and HRI own certain interests in properties, rights and other related Exchange Assets that are defined and described herein as the URI Assets.

B.            EF Sub owns certain interests in properties, rights and other related Exchange Assets that are defined and described herein as the EFI Assets.

C.            Uranco, Neutron Energy and HRI desire to grant, assign, transfer and convey to EF Sub the URI Assets, and in consideration therefor, the EFI Parties desire to grant, assign, transfer and convey to Uranco the EFI Assets and the EFI Cash Consideration and to URI the EFI Shares, all in the manner and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1            Defined Terms.  In addition to the terms defined throughout this Agreement, the capitalized terms used herein that are not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2            References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and clauses refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and clauses of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections and clauses of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) shall be deemed to include the terms “including, without limitation,” and “including, but not limited to.” Any representation or warranty qualified to the “knowledge of the Transferring Party” or “to the Transferring Party’s knowledge” or with any similar knowledge qualification is limited to matters actually known (without the need to conduct an inquiry with respect to the applicable matter) by one or more of the individuals listed in Schedule 5.1 and Schedule 6.1, respectively, next to that Party’s name.  All references to “$” shall be deemed references to U.S. Dollars.  Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  The Appendix, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

ARTICLE 2
EXCHANGE

Section 2.1            Agreement to Exchange Assets.  At the Closing, upon the terms and subject to the conditions of this Agreement, EF Sub agrees to grant, transfer, assign and convey the EFI Assets to Uranco, and Uranco, Neutron Energy and HRI each agrees to grant, transfer, assign and convey the URI Assets to EF Sub (the “Exchange”).  The EFI Assets and the URI Assets contemplated by this Agreement to be exchanged by the Parties at the Closing are sometimes referred to herein as the “Exchange Assets.”

Section 2.2            EFI Assets.  As used herein, the term “EFI Assets” means, subject to the terms and conditions of this Agreement, all of each EFI Party’s right, title and interest in and to the following:

(a)           the royalty interest described on Schedule 2.2(a) (the “Lance Royalty”);

(b)           the Church Rock Mining Properties and New Mexico State leases described on Schedule 2.2(b) (the “Church Rock Mining Properties”);

(c)           the data books described on Schedule 2.2(c) (the “Data Books”);

(d)           all Minerals producible from or attributable to the Church Rock Mining Properties from and after the Closing; and

(e)           all Records relating to the Church Rock Mining Properties and the Lance Royalty.

Section 2.3            URI Assets.  As used herein, the term “URI Assets” means, subject to the terms and conditions of this Agreement, all of each URI Party’s right, title and interest in and to the following:

(a)           the assets described on Schedule 2.3, which, for the sake of clarity, shall exclude the Roca Honda Royalty (subject to EFI’s option to purchase the Roca Honda Royalty as set forth in Exhibit I);

(b)           all Minerals producible from or attributable to the assets described on Schedule 2.3; and

(c)           all Records relating to the assets described on Schedule 2.3.

Section 2.4            Excluded Assets.  Notwithstanding anything to the contrary, the Exchange Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.

Section 2.5            Proration of Costs and Revenues.

(a)           Should any Party receive any payments or other income to which another Party is entitled pursuant to this Agreement, such Party shall fully disclose, account for and remit such payments or other income to the Party entitled thereto within thirty (30) days of receipt.

(b)           Should an Acquiring Party after the Closing pay any Property Costs for which the Transferring Party is responsible under Section 2.5(c) relating to before the Closing, then the Transferring Party shall reimburse the Acquiring Party within thirty (30) days after receipt of an invoice with respect to such Property Costs accompanied by copies of the relevant vendor or other invoice or Tax Return and proof of payment.  Should a Transferring Party pay any Property Costs for which the Acquiring Party is responsible under Section 2.5(c) after the Closing, the Acquiring Party shall reimburse the Transferring Party within thirty (30) days after receipt of an invoice with respect to such Property Costs accompanied by copies of the relevant vendor or other invoice or Tax Return and proof of payment.

(c)           In accordance with the terms of Section 12.2 (to the extent applicable), Asset Taxes that are included in Property Costs, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling on and after the Closing Date, except that ad valorem, production, severance and similar Taxes measured by the quantity of or the value of production shall be prorated based on the number of units or value of production of Minerals actually produced and sold, as applicable, before the Closing, and on or after the Closing Date.  Notwithstanding any other provision in this Agreement, each Acquiring Party shall be responsible for the portion of Taxes allocated to the period on and after the Closing Date and each Transferring Party shall be responsible for the portion of Taxes allocated to the period before the Closing Date.

ARTICLE 3
CONSIDERATION

Section 3.1            Consideration.  The consideration for this Agreement, the receipt and sufficiency of which are hereby acknowledged by the Parties (and for the purposes hereof, (a) URI, as the direct or indirect parent corporation of each of Uranco, Neutron Energy and HRI, shall be deemed to have benefited, directly or indirectly, from the consideration received by Uranco, Neutron Energy and HRI, and (b) EFI, as the indirect parent corporation of EF Sub, shall be deemed to have benefited, directly or indirectly, from the consideration received by EF Sub), is (i) the grant, exchange, transfer, assignment and conveyance of the Exchange Assets as described in Article 2 above, (ii) the payment by EF Sub of an amount equal to Two Million Five Hundred Thousand United States Dollars (US$2,500,000) (the “EFI Cash Consideration”) to Uranco, (iii) the issuance by EFI to URI of 76,455 Common Shares, without par value, of EFI (the “EFI Shares”), and (iv) the mutual representations, warranties, covenants, and agreements of the Parties set forth herein.  The Parties agree that (i) the value of the EFI Assets, plus the EFI Cash Consideration and plus the value of the EFI Shares, and (ii) the value of the URI Assets, respectively, are of reasonably equivalent value and shall be referred to in this Agreement as the “Exchange Consideration.”

Section 3.2            Payment of the EFI Cash Consideration at the Closing.  On the Closing Date, EF Sub shall pay, or cause to be paid, to Uranco the EFI Cash Consideration, by wire transfer of immediately available funds to an account designated by Uranco, which account shall be designated by Uranco at least two (2) Business Days prior to the Closing Date.

Section 3.3            Issuance of the EFI Shares at the Closing.  On the Closing Date, EFI shall issue the EFI Shares to URI.

Section 3.4            Tax Treatment.  Each Party shall promptly notify the other Parties in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the tax treatment of the Exchange, and no Party shall agree to any proposed adjustment to the tax treatment of the Exchange by any Taxing authority without first giving to the other Parties prior written notice.  Notwithstanding anything to the contrary set forth in this Agreement, nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the tax treatment of the transactions contemplated by this Agreement and the Ancillary Documents, and no Party shall be required to litigate any proposed deficiency or adjustment by any Taxing authority challenging such tax treatment.

ARTICLE 4
TITLE AND ENVIRONMENTAL MATTERS

Section 4.1            Title Examination.

(a)           As soon as is reasonably practicable after the Execution Date, each Transferring Party shall make available to its respective Acquiring Party, to the extent not already provided or made available to the Acquiring Party prior to the Execution Date, all title data in the Transferring Party’s possession, or to which the Transferring Party has reasonable access, relating to its Pre-Closing Exchange Assets including the following:

(i)            any and all title documents and warranties, title opinions, abstracts of title, title status reports, and curative matters;

(ii)           any and all Contracts;

(iii)          any and all Records relating to the payment of rents, royalties, shut-in royalties and other payments due under any lease or agreement;

(iv)          any and all Records relating to filing of returns for or the payment of ad valorem, property, production, severance, excise and other Taxes and assessments based on or measured by the ownership of property or the production of Minerals or the receipt of proceeds therefrom; and

(v)           any and all ownership reports, maps and surveys.

The Acquiring Party shall be permitted, at its expense, to make copies of any of the documentation required to be provided herein by the Transferring Party.  The Acquiring Party shall be entitled to perform or cause to be performed, at the Acquiring Party’s expense, such additional title examination as the Acquiring Party deems necessary or appropriate, and the Transferring Party shall cooperate reasonably with the Acquiring Party in the Acquiring Party’s efforts to examine and approve title.

Section 4.2            The Transferring Party’s Title.  The sale, transfer, assignment and conveyance of the applicable Exchange Assets by the Transferring Party to the Acquiring Party shall be by special warranty of title, by, through and under the Transferring Party, but not otherwise, and assignment and bill of sale in forms to be agreed between the Parties prior to the Closing (each a “Conveyance”, and, together, the “Conveyances”).  Except as otherwise set forth in this Agreement, each Party’s sole remedy in respect of title matters from and after the Closing shall be pursuant to the special warranty of title set forth in the Conveyances of the Exchange Assets from the Transferring Parties to the Acquiring Parties.

Section 4.3            Environmental Assessment.

(a)           Prior to the Closing Date, and upon reasonable prior notice to the Transferring Party, each Acquiring Party shall have the right to enter upon the lands covered by the Transferring Party’s Exchange Assets to inspect the same and the Transferring Party’s other Exchange Assets, and conduct such tests, examinations, investigations and studies as the Acquiring Party deems to be necessary or appropriate to determine the Environmental Condition of the Transferring Party’s Exchange Assets (the “Environmental Assessment”).  The EFI Parties hereby agree to, jointly and severally, indemnify and hold harmless the URI Parties and their respective Affiliates, and each of their respective Representatives, from any and all Damages resulting from conduct of the EFI Parties’ Environmental Assessment of the URI Assets.  The URI Parties hereby agree to, jointly and severally, indemnify and hold harmless the EFI Parties and their respective Affiliates, and each of their respective Representatives, from any and all Damages resulting from conduct of the URI Parties’ Environmental Assessment of the EFI Assets.

(b)           From and after Closing, each Acquiring Party shall be responsible for and does hereby assume all Environmental Liabilities attributable to the acquired Exchange Assets, before and after Closing, whether known or unknown, and each Transferring Party shall thereafter have no obligation to such Acquiring Party or any other Person to adjust or refund any portion of the Exchange Consideration or take any other action with respect to the Environmental Condition of, or Environmental Liabilities related to, the Exchange Assets acquired by the Acquiring Party at Closing.

Section 4.4            Consents; Preferential Rights to Purchase.

(a)           Promptly after the Execution Date, each Transferring Party shall prepare and send (i) notices to the holders of any required consents to conveyance requesting consents to the Conveyances and (ii) notices to the holders, if any, of any applicable preferential rights to purchase or similar rights in compliance with the terms of such rights and requesting waivers of such rights. Each Transferring Party shall send a duplicate of any such notice to the Acquiring Party. Each Transferring Party shall use commercially reasonable efforts (at its sole expense) to cause such consents to conveyance and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing.  Each Acquiring Party shall cooperate with its respective Transferring Party in seeking to obtain such consents to conveyance and waivers of preferential rights.  The consideration payable under this Agreement for any particular Exchange Asset for purposes of preferential purchase right notices shall be as set forth in a schedule to be agreed upon by the Parties in writing prior to the Closing Date (the “Value Allocation Schedule”).  If, prior to the Closing Date, any Party discovers any required consents or preferential rights to purchase (applying to any of the Exchange Assets) for which notices have not been delivered pursuant to the first sentence of this Section 4.4(a), then (A) the Party making such discovery shall provide the other Parties with written notification of such consents or preferential rights, as applicable, (B) the Transferring Party, following delivery or receipt of such written notification, shall promptly send notices to the holders of the required consents requesting consents to the Conveyances and notices to the holders of preferential rights to purchase in compliance with the terms of such rights and requesting waivers of such rights, and (C) the terms and conditions of this Section 4.4 shall apply to the Exchange Assets subject to such consents or preferential rights to purchase, as applicable.

(b)           In no event shall there be transferred at Closing any Exchange Asset for which a consent requirement has not been satisfied and which will terminate or with respect to which the rights to be transferred to the Acquiring Party will be materially impaired if transferred without such consent, unless the Acquiring Party, in its sole discretion, elects to proceed with Closing, in which case, the affected Exchange Asset shall be conveyed to the Acquiring Party at Closing subject to the outstanding consent requirement and any and all obligations and Liabilities associated therewith shall become Assumed Obligations of the Acquiring Party.  In cases in which the Exchange Asset subject to such a requirement is a Contract and the Acquiring Party is assigned the Exchange Properties to which the Contract relates, but the Contract is not transferred to the Acquiring Party due to the unwaived consent requirement, the Transferring Party shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to the Acquiring Party upon receipt of the consent.  As to any such Contract that is not transferred to the Acquiring Party due to the unwaived consent requirement, until any such consent is obtained, to the extent permissible under Law and under the terms of such Contract, the Transferring Party shall, post-Closing, (i) continue to perform the Liabilities and obligations under or with regard to such Contract, (ii) hold such Contract for the benefit of the Acquiring Party (provided that, following the Closing, the Acquiring Party shall be responsible for making all payments, and indemnifying the Transferring Party for any obligations, arising under any such Contract during such period) and shall promptly forward to the Acquiring Party any monies or other benefits received that are attributable to such Contract, and (iii) endeavor to mutually agree with the Acquiring Party to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such unassigned Contract had been assigned.

(c)           If any preferential right to purchase any Exchange Assets is exercised prior to Closing, the affected Exchange Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes, and the Acquiring Party of such Exchange Assets shall be permitted to terminate this Agreement by delivery of written notice to the other Parties as set forth in Section 10.1.  The Transferring Party shall retain the consideration paid by the preferential rights holder and shall have no further obligation with respect to such affected Exchange Assets under this Agreement.  Should a preferential rights holder fail to exercise its preferential right to purchase as to any portion of the Exchange Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Exchange Assets shall not be transferred to the Acquiring Party at Closing and the Acquiring Party of such Exchange Assets shall be permitted to terminate this Agreement by delivery of written notice to the other Parties as set forth in Section 10.1.

(d)           Promptly after the Execution Date, the EFI Parties shall request the consent of the EF Joint Venture Parties to the addition after Closing of the URI Properties to EFI’s joint venture known as the Roca Honda Project.  The EFI Parties shall use commercially reasonable efforts (at its sole expense) to cause such consent to be obtained and delivered prior to Closing.  The URI Parties shall cooperate with the EFI Parties in seeking to obtain such consent.

(e)           Promptly after the Execution Date, the URI Parties shall request (i) the consent of the Noteholder to the execution, delivery and performance of the Ancillary Documents required to be executed and delivered by any URI Party at the Closing, and the performance of the transactions contemplated hereby and thereby by each URI Party, and (ii) the release on or before Closing by the Noteholder of all Encumbrances affecting all or any portion of the URI Assets.  The URI Parties shall use commercially reasonable efforts (at its sole expense) to cause such consent and release to be obtained and delivered prior to Closing.  The EFI Parties shall cooperate with the URI Parties in seeking to obtain such consent and release.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE URI PARTIES

Except to the extent one or more of the following representations and warranties are expressly limited to one of the URI Parties, the URI Parties, jointly and severally, represent and warrant to the EFI Parties the following:

Section 5.1            Existence and Qualification.  Each of URI, Uranco and HRI is a corporation, validly existing and in good standing under the Laws of the State of Delaware.  Neutron Energy is a corporation, validly existing and in good standing under the Laws of the State of Nevada.  Uranco is duly qualified to do business in, and is in good standing under the Laws of, the State of New Mexico.

Section 5.2            Power.  Each URI Party has the requisite power and authority to execute and deliver this Agreement and the Conveyances, contracts, agreements, documents and instruments executed and delivered in connection with this Agreement (the “Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Documents by each URI Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized.

Section 5.3            Authorization and Enforceability.  The execution, delivery and performance of this Agreement and each Ancillary Document required to be executed and delivered by each URI Party at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each URI Party.  This Agreement has been duly executed and delivered by each URI Party (and all Ancillary Documents required hereunder to be executed and delivered by each applicable URI Party at Closing will be duly executed and delivered by each applicable URI Party) and this Agreement constitutes, and at the Closing such Ancillary Documents will constitute, the valid and binding obligations of each URI Party, enforceable in accordance with their terms.

Section 5.4            No Conflicts.  The execution, delivery and performance of this Agreement and the Ancillary Documents required to be executed and delivered by each URI Party at Closing, and the performance of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of any URI Party, (b) result in default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which any URI Party is a party or which affects the URI Assets, or (c) violate any judgment, order, ruling or regulation applicable to any URI Party as a party in interest.

Section 5.5            Liability for Brokers’ Fees.  The EFI Parties shall not directly or indirectly have any responsibility, Liability or expense, as a result of undertakings or agreements of any URI Party or any of their Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 5.6            Litigation.  Except as set forth on Schedule 5.6, there are no actions, claims, suits, demands or proceedings pending or, to the knowledge of the URI Parties, being contemplated or threatened in writing by a Person, before any Governmental Body, arbitrator or mediator to which any URI Party is a party or to which the URI Assets are subject, that would impair the URI Parties’ ability to perform their obligations under this Agreement or any

Ancillary Document required to be executed and delivered by one or more of the URI Parties at Closing.

Section 5.7            Consents and Preferential Purchase Rights.  Except as set forth in Schedule 5.7, none of the URI Assets nor any portion thereof is subject to any preferential right to purchase or requires the consent of a Third Party or an Affiliate which may be applicable to the transactions contemplated by this Agreement.

Section 5.8            Independent Evaluation.

(a)           Each URI Party is knowledgeable of the uranium mining business and of the usual and customary practices of uranium explorers, developers or producers, including those in the areas where the EFI Properties are located.

(b)           Each URI Party is a party capable of making such investigation, inspection, review and evaluation of the EFI Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the EFI Assets being acquired by Uranco, their value, operation and suitability.

(c)           In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each URI Party has relied solely on the basis of its own independent due diligence investigation of the EFI Assets and the terms and conditions of this Agreement.

Section 5.9            Taxes and Assessments.

(a)           All Asset Taxes related to the URI Assets that have become due and payable have been properly paid.

(b)           All Tax Returns with respect to Asset Taxes that are required to be filed by the owner of the URI Assets have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(c)           No action, suit, Governmental Body proceeding or audit is now in progress or pending with respect to the URI Assets, and none of the URI Parties has received notice of any pending claim against it from any applicable Governmental Body for assessment of Asset Taxes and no such claim has been threatened.

(d)           No audit, litigation or other proceeding with respect to Asset Taxes related to the URI Assets has been commenced or is presently pending.  None of the URI Parties has been granted an extension or waiver of the statute of limitations applicable to any Asset Tax related to the URI Assets, which period has not yet expired.

(e)           None of the URI Parties is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to the URI Assets.

(f)            None of the URI Assets is subject to tax partnership reporting for federal or state income tax purposes.

(g)           None of the URI Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(h)           All of the URI Assets that are subject to property Taxes have been properly listed and described on the property tax rolls of the appropriate Governmental Body for all assessment dates prior to Closing.

(i)            The URI Parties have complied with all escheat or unclaimed property Laws with respect to funds or property received in connection with owning or operating the URI Assets.

Section 5.10          Contracts.

(a)           All of the contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements associated with the URI Assets (the “URI Contracts”) are described on Schedule 5.10.

(b)           Neither the URI Parties, nor to the knowledge of any URI Party, any other Person, is in breach or default under any URI Contract, and to the knowledge of any URI Party, there are no events which, with notice or lapse of time or both, would constitute a breach or default under any URI Contract.

(c)           Except as disclosed on Schedule 5.10, there are no (i) contracts with Affiliates of the URI Parties that will be binding on the URI Assets after Closing, (ii) contracts to sell, lease, exchange or otherwise dispose of all or any part of the URI Assets, (iii) non-competition agreements or any agreements that purport to restrict, limit or prohibit a Person from engaging in any line of business or the manner in which, or the locations at which, any URI Party conducts business relating to the URI Assets, including any area of mutual interest agreement, or (iv) futures, options, hedges, swaps, derivatives or other similar contracts that are currently binding on the URI Assets or will be binding on the URI Assets after Closing.

(d)           Except as disclosed on Schedule 5.10, none of the URI Assets is subject to or burdened by any Contract that can be reasonably expected to result in payments or receipts of revenue by any URI Party during the current or any subsequent calendar year, including (i) any operating agreement, transportation agreement, exploration agreement, joint development agreement, participation agreement and processing or similar contract or sales, purchase or exchange contract or call on production or (ii) any indenture, mortgage, loan, deed of trust, note purchase agreement, credit or sale-leaseback, guaranty, bond, letter of credit or similar contract that will not be terminated with respect to the URI Assets on or before Closing.

(e)           No written notice of default or breach has been received or delivered by any URI Party under any URI Contract, the resolution of which is outstanding as of the Execution Date or as of the Closing, and there are no current notices received by any URI Party of the exercise of any premature termination, price redetermination, economic or market out, or curtailment of any URI Contract.  All of the URI Contracts are in full force and effect.  As of the Closing Date, the URI Parties have made available to the EFI Parties true and complete copies of each URI Contract and all amendments or modifications thereto.

Section 5.11          Environmental Matters.  Except as set forth on Schedule 5.11:

(a)           with respect to the URI Assets, no URI Party has entered into, nor is any URI Party subject to, any agreements, orders, decrees, judgments, licenses, permit conditions or other directives of any Governmental Body that relate to the present or future use of any of the URI Assets and that require any material change in the present Environmental Condition of any of the URI Assets;

(b)           none of the URI Parties nor, to their knowledge, any of their Affiliates or any of their or their Affiliates’ respective Representatives, has received written notice from any Person of any release, threatened release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the URI Assets that (a) interferes with or prevents compliance by the operator of the URI Assets with any Environmental Law or the terms of any license or Permits issued pursuant thereto or (b) gives rise to or results in any common law, contractual or other Liability of any URI Party with respect to the URI Assets;

(c)           no Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by the URI Parties or their Affiliates (or, to the knowledge of the URI Parties, is otherwise present) at, on, under or from any of the URI Properties in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Law or as would require investigation or remediation (either by any URI Party, or for which any URI Party would otherwise be liable) under any applicable Environmental Law;

(d)           to the knowledge of each URI Party, there are no Liabilities of any URI Party arising out of any Environmental Law or any agreement with a Third Party and relating to any Hazardous Substance located at, on, under or about any of the URI Properties;

(e)           no order or action is pending, and, to each URI Party’s knowledge, no order or action has been threatened, by any Governmental Body or Third Party against or, to any URI Party’s knowledge, affecting any of the URI Properties or concerning any alleged violation of or Liability under any Environmental Law or concerning any Hazardous Substance;

(f)            no environmental lien is pending, and, to each URI Party’s knowledge, no environmental lien has been threatened against or currently affects any URI Party or any URI Asset; and

(g)           No Wells are located on the URI Properties.

Section 5.12          Consents, Approvals or Waivers.  Except as set forth on Schedule 5.12, each URI Party’s execution, delivery and performance of this Agreement (and any Ancillary Document required to be executed and delivered by the URI Parties at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or Person.

Section 5.13          Bankruptcy; Solvency.  There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by, or, to any URI Party’s knowledge, threatened against any URI Party or any Affiliate thereof.  No URI Party is entering into this Agreement with actual intent to hinder, delay or defraud any creditor.  Each URI Party is currently solvent and will be solvent immediately after the Closing after giving effect to (i) the transactions contemplated in this Agreement and the Ancillary Documents and (ii) any other transactions contemplated by any URI Party or any of their respective Representatives on or after the Closing, which would be taken into account in determining whether any of the transactions contemplated hereby were invalid or illegal under, in violation of, or can be set aside or give rise to, any award or damages, sanctions or other Liability against the EFI Parties or any of their respective Affiliates or Representatives under applicable bankruptcy, fraudulent conveyance, fraudulent transfer or other similar Laws.

Section 5.14          Permits.  All of the Permits currently held by any URI Party relating to the URI Assets are disclosed on Schedule 5.14.  All such Permits are in full force and effect and no action, claim or proceeding exists or is pending, nor to the knowledge of any URI Party, threatened, to suspend, revoke, terminate or practically prevent the exercise of rights under, or renewal of, any such Permit or to declare any such Permit invalid.  Each URI Party is in compliance in all material respects with all such Permits, and, to the URI Parties’ knowledge, there are no violations of any such Permit that would (or could with notice or lapse of time) result in the termination of such Permit.  The transactions contemplated by this Agreement and the Ancillary Documents will not materially adversely affect the validity of any such Permit or cause a cancellation of or otherwise materially adversely affect such Permit, and, to each URI Party’s knowledge, no other Permits, licenses or authorizations are required in order to conduct or continue operations currently associated with, or contemplated in connection with, the URI Assets.  Except for the Permits held by a URI Party, there are no Permits held by any URI Party or, to their knowledge, any of their respective Affiliates, relating to any of the URI Assets.

Section 5.15          Compliance with Laws.  Each URI Party has materially complied with, and the URI Assets have been operated in compliance with, all applicable Laws, including Environmental Laws, and, to each URI Party’s knowledge, no condition or circumstance is known to exist or is threatened which will render the continuation of currently permitted and permissible operations of the URI Assets impossible or out of compliance with applicable Laws.

Section 5.16          Governmental Authorization.

(a)           Provided that each consent set forth on Schedule 5.12, which for these purposes shall include, without limitation, any consent requirement as well as any obligation to formally transfer Permits or change names of Permit holders (the “URI Required Consents”), is obtained at or before the Closing, the execution, delivery and performance by each URI Party of this Agreement and the Ancillary Documents to which each URI Party will become a party, including the sale, transfer and conveyance of the URI Assets and the applicable Assumed Obligations to EF Sub, will not (i) violate or conflict with any Law, including any Environmental Law, or any order of a Governmental Body, or (ii) require the approval of any Governmental Body, except where the violation, conflict or failure to obtain the approval would not have a Material Adverse Effect.

(b)           Schedule 5.12 describes, for each URI Required Consent, (i) the Governmental Body or other Person from which each URI Required Consent must be obtained, (ii) the applicable Law, order of a Governmental Body, Permit or Contract requiring such URI Required Consent, (iii) the Person that is legally or contractually obligated to obtain such consent, and (iv) the date by which such URI Required Consent is legally or contractually required to be obtained.

Section 5.17          Payments for Production.  Except as set forth in Schedule 5.17, no URI Party is obligated by virtue of a take-or-pay payment, advance payment, gross or net smelter royalty, production payment, profits interest, or other similar payment, to deliver Minerals, or proceeds from the sale thereof, attributable to the URI Assets at some future time without receiving payment therefor at or after the time of delivery.  No URI Party is obligated to pay any penalty or other payment under any transportation or other agreement as a result of the delivery of quantities of Minerals produced from the URI Assets in excess of the contract requirements.

Section 5.18          URI Properties.  Schedule 5.18 sets forth a complete list of the properties and leases associated with the URI Assets (the “URI Properties”) and the ownership thereof. Each URI Party owns Defensible Title to the URI Properties that such URI Party is listed as owning on Schedule 5.18, free and clear of all Encumbrances, except for the Permitted Encumbrances, and all royalties except for those royalties listed in Schedule 5.18.  Except as provided by applicable Law or any leases relating to the URI Properties, none of the URI Properties includes any surface or underground water or other rights to water for use at or in connection with the URI Properties or the mining of Minerals from the URI Properties.  There have been no amendments, transfers or assignments of the leases constituting any of the URI Properties, and each such lease is in full force and effect.  There have been no amendments, transfers or assignments of any of the URI Properties, and each URI Property is in full force and effect.  Schedule 5.18 sets forth: (i) a complete list of all leases affecting any of the URI Properties; and (ii) a complete list of any and all royalty interests, overriding royalty interests, net profits interests, production payments, reversionary interests and other similar burdens affecting the URI Properties, including a description of the Contracts creating and/or governing the rights of such interests of another Person burdening the URI Properties.

Section 5.19          Reasonably Equivalent Value of Exchange Consideration.  (a) The Exchange Consideration constitutes reasonably equivalent value (meaning that said value is within the range of value for which the URI Parties would sell the URI Assets to a Person other than the EFI Parties, in an arms’ length transaction) in exchange for the transfer of the URI Assets; (b) the grant, assignment, conveyance, exchange and transfer of the URI Assets have not been contemplated to, nor will it be consummated with the intent to, defraud, hinder or delay any of the URI Parties’ creditors; and (c) the grant, assignment, conveyance, exchange and transfer of the URI Assets has not been concealed from any creditor of any URI Party.

Section 5.20          Qualification.  Each applicable URI Party is, or as of the Closing will be, qualified under applicable Laws to own the EFI Assets and has, or as of the Closing will have, complied with all necessary bonding requirements of Governmental Bodies required for each URI Party’s ownership or operation of the EFI Assets on and after Closing.

Section 5.21          EFI Shares Securities Matters.  In connection with the delivery of the EFI Shares to URI:

(a)           URI understands and agrees that the EFI Shares have not been and will not be registered under the Securities Act of 1933 Act, as amended (the “1933 Act”), or applicable securities laws of any state of the United States, and the EFI Shares are being offered and sold by EFI to URI in reliance upon the exemption from the registration requirements of the 1933 Act set forth in Section 4(a)(2) of the 1933 Act;

(b)           URI is obtaining the EFI Shares for its own account for investment purposes only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the EFI Shares in the United States or to, or for the account or benefit of a U.S. Person; provided, however, this paragraph shall not restrict URI from selling or otherwise disposing of any of the EFI Shares pursuant to registration thereof pursuant to the 1933 Act and any applicable securities laws of any state of the United States or under an applicable exemption from such registration requirements;

(c)           URI understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the 1933 Act or applicable U.S. state laws and regulations, the certificates representing the EFI Shares, and all securities issued in exchange therefore or in substitution thereof, will bear a legend in substantially the following form (the “U.S. Legend”):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF ENERGY FUELS INC. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF SUBPARAGRAPH (C) OR (D), THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

provided, that if the EFI Shares are being sold under clause (B) above, at a time when EFI is a “foreign issuer” as defined in Rule 902 under the 1933 Act, the legend set forth above may be removed by providing a declaration to EFI and its transfer agent to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S; and

provided further, that if any of the EFI Shares are being sold pursuant to Rule 144 of the 1933 Act and in compliance with any applicable securities laws of any state of the United States, the legend may be removed by delivery to EFI’s transfer agent of an opinion of reputable counsel in form and substance satisfactory to EFI and its transfer agent to the effect that the legend is no longer required under applicable requirements of the 1933 Act or applicable securities laws of any state of the United States;

(d)           URI has had the opportunity to ask questions of and receive answers from EFI regarding the acquisition of the EFI Shares, and has received all the information regarding EFI that it has requested;

(e)           URI consents to EFI making a notation on its records or giving instruction to the registrar and transfer agent of EFI in order to implement the restrictions on transfer with respect to the EFI Shares set forth and described herein and understands that EFI may instruct its registrar and transfer agent not to record any transfer of any securities of EFI without first being notified by EFI that it is satisfied that such transfer is exempt from or not subject to the registration requirements of the 1933 Act and applicable securities laws of any state of the United States;

(f)            The office or other address of URI at which URI received and accepted the offer of the EFI Shares is URI’s principal executive office in Colorado; and

(g)           URI acknowledges that the EFI Shares are highly speculative in nature and URI has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment.  In connection with the delivery of the EFI Shares, URI has not relied upon EFI for investment, legal or tax advice, or other professional advice, and has in all cases sought or elected not to seek the advice of its own personal investment advisers, legal counsel and tax advisers.  URI is able, without impairing its financial condition, to bear the economic risk of, and withstand a complete loss of the investment and it can otherwise be reasonably assumed to have the capacity to protect its own interest in connection with its investment in the EFI Shares.

(h)           The EFI Shares will be issued in reliance on the exemption from Canadian prospectus and registration requirements set out in Section 2.13 of National Instrument 45-106 — Prospectus and Registration Exemptions adopted by the Canadian Securities Administrators and will be subject to a four month restricted period under Section 2.5 of NI 45-102.  Accordingly, the certificates representing the EFI Shares will also bear the following additional legend (the “Canadian Legend”):

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]”

(i)            The certificate(s) evidencing the EFI Shares shall also bear an additional legend (the “TSX Legend”) as required by Section 607.1 of the TSX Company Manual, substantially in the form below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.”

In accordance with Section 607.1 of the TSX Company Manual, the TSX Legend may be removed at such time as both the Canadian Legend and the U.S. Legend have been removed. At such time, EFI shall use its commercially reasonable efforts to cause its transfer agent to remove such restrictive legends and provide URI with one or more certificates for the EFI Shares as instructed by URI free from any restrictive legends.

Section 5.22          Certain Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR IN THE CONVEYANCES OF THE URI ASSETS TO BE DELIVERED BY URANCO, NEUTRON ENERGY AND HRI, AS APPLICABLE, TO EF SUB AT CLOSING AS CONTEMPLATED HEREIN, THE URI PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE EFI PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE EFI PARTIES OR AN AFFILIATE OF THE EFI PARTIES BY ANY OF THE URI PARTIES, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES).

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR IN THE CONVEYANCE OF THE URI ASSETS TO BE DELIVERED BY URANCO, NEUTRON ENERGY AND HRI TO EF SUB AT CLOSING AS CONTEMPLATED HEREIN, THE URI PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (I) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, OR ANY TECHNICAL REPORT, RELATING TO THE URI ASSETS, (II) THE QUANTITY, QUALITY OR RECOVERABILITY OF MINERALS IN OR FROM THE URI PROPERTIES, (III) ANY ESTIMATES OF THE VALUE OF THE URI ASSETS OR FUTURE REVENUES GENERATED BY OR FROM THE URI ASSETS, (IV) THE PRODUCTION OF MINERALS FROM THE URI PROPERTIES, OR WHETHER PRODUCTION HAS OCCURRED OR BEEN CONTINUOUS OR ECONOMICAL, (V) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE URI ASSETS OR (VI) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE EFI PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE EFI PARTIES

Except to the extent one or more of the following representations and warranties are expressly limited to one of the EFI Parties, the EFI Parties, jointly and severally, represent and warrant to the URI Parties the following:

Section 6.1            Existence and Qualification.  EFI is a corporation, validly existing and in good standing under the laws of the Province of Ontario, Canada. EF Sub is a corporation, validly existing and in good standing under the Laws of the State of Nevada and is duly qualified to do business in the State of New Mexico.

Section 6.2            Power.  Each EFI Party has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Documents by each EFI Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized.

Section 6.3            Authorization and Enforceability.  The execution, delivery and performance of this Agreement and each Ancillary Document required to be executed and delivered by each EFI Party at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each EFI Party.  This Agreement has been duly executed and delivered by each EFI Party (and all Ancillary Documents required hereunder to be executed and delivered by each applicable EFI Party at Closing will be duly executed and delivered by each applicable EFI Party) and this Agreement constitutes, and at the Closing such Ancillary Documents will constitute, the valid and binding obligations of each EFI Party, enforceable in accordance with their terms.

Section 6.4            No Conflicts.  The execution, delivery and performance of this Agreement and each Ancillary Documents required to be executed and delivered by each EFI Party at Closing, and the performance of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of either EFI Party, (b) result in default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which either EFI Party is a party or which affects the EFI Assets or EFI Shares, or (c) violate any judgment, order, ruling or regulation applicable to any EFI Party as a party in interest.

Section 6.5            Liability for Brokers’ Fees.  The URI Parties shall not directly or indirectly have any responsibility, Liability or expense, as a result of undertakings or agreements of either EFI Party or any of their Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 6.6            Litigation.  There are no actions, claims, suits, demands or proceedings pending, or, to the knowledge of the EFI Parties, being contemplated or threatened in writing by a Person, before any Governmental Body, arbitrator or mediator to which either EFI Party is a party or to which the EFI Assets are subject, which would impair the EFI Parties’ ability to perform their obligations under this Agreement or any Ancillary Document required to be executed and delivered by one or more of the EFI Parties at Closing.

Section 6.7            Consents and Preferential Purchase Rights.  Except as set forth in Schedule 6.7, none of the EFI Assets nor the EFI Shares nor any portion thereof is subject to any preferential right to purchase or requires the consent of a Third Party or an Affiliate which may be applicable to the transactions contemplated by this Agreement.

Section 6.8            Independent Evaluation.

(a)           Each EFI Party is knowledgeable of the uranium mining business and of the usual and customary practices of uranium explorers, developers or producers, including those in the areas where the URI Properties are located.

(b)           Each EFI Party is a party capable of making such investigation, inspection, review and evaluation of the URI Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the URI Assets being acquired by EF Sub, their value, operation and suitability.

(c)           In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each EFI Party has relied solely on the basis of its own independent due diligence investigation of the URI Assets and the terms and conditions of this Agreement.

Section 6.9            Taxes and Assessments.

(a)           All Asset Taxes related to the EFI Assets that have become due and payable have been properly paid.

(b)           All Tax Returns with respect to Asset Taxes that are required to be filed by the owner of the EFI Assets have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(c)           No action, suit, Governmental Body proceeding or audit is now in progress or pending with respect to the EFI Assets, and neither EFI Party has received notice of any pending claim against it from any applicable Governmental Body for assessment of Asset Taxes and no such claim has been threatened.

(d)           No audit, litigation or other proceeding with respect to Asset Taxes related to the EFI Assets has been commenced or is presently pending.  Neither EFI Party has been granted an extension or waiver of the statute of limitations applicable to any Asset Tax related to the EFI Assets, which period has not yet expired.

(e)           Neither EFI Party is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to the EFI Assets.

(f)            None of the EFI Assets is subject to tax partnership reporting for federal or state income tax purposes.

(g)           None of the EFI Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(h)           All of the EFI Assets that are subject to property Taxes have been properly listed and described on the property tax rolls of the appropriate Governmental Body for all assessment dates prior to Closing.

(i)            The EFI Parties have complied with all escheat or unclaimed property Laws with respect to funds or property received in connection with owning or operating the EFI Assets.

Section 6.10          Contracts.

(a)           All of the contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements associated with the EFI Assets (the “EFI Contracts”) are described on Schedule 6.10.

(b)           Neither the EFI Parties, nor to the knowledge of either EFI Party, any other Person, is in breach or default under any EFI Contract, and to the knowledge of any EFI Party, there are no events which, with notice or lapse of time or both, would constitute a breach or default under any EFI Contract.

(c)           Except as disclosed on Schedule 6.10, there are no (i) contracts with Affiliates of the EFI Parties that will be binding on the EFI Assets after Closing, (ii) contracts to sell, lease, exchange or otherwise dispose of all or any part of the EFI Assets, (iii) non-competition agreements or any agreements that purport to restrict, limit or prohibit a Person from engaging in any line of business or the manner in which, or the locations at which, either EFI Party conducts business relating to the EFI Assets, including any area of mutual interest agreement, or (iv) futures, options, hedges, swaps, derivatives or other similar contracts that are currently binding on the EFI Assets or will be binding on the EFI Assets after Closing.

(d)           Except as disclosed on Schedule 6.10, none of the EFI Assets is subject to or burdened by any Contract that can be reasonably expected to result in payments or receipts of revenue by any EFI Party during the current or any subsequent calendar year, including (i) any operating agreement, transportation agreement, exploration agreement, joint development agreement, participation agreement and processing or similar contract or sales, purchase or exchange contract or call on production or (ii) any indenture, mortgage, loan, deed of trust, note purchase agreement, credit or sale-leaseback, guaranty, bond, letter of credit or similar contract that will not be terminated with respect to the EFI Assets on or before Closing.

(e)           No written notice of default or breach has been received or delivered by any EFI Party under any EFI Contract, the resolution of which is outstanding as of the Execution Date or as of the Closing, and there are no current notices received by any EFI Party of the exercise of any premature termination, price redetermination, economic or market out, or curtailment of any EFI Contract.  All of the EFI Contracts are in full force and effect.  As of the Closing Date, the EFI Parties have made available to the URI Parties true and complete copies of each EFI Contract and all amendments or modifications thereto.

Section 6.11          Environmental Matters.  Except as set forth on Schedule 6.11:

(a)           with respect to the EFI Assets, no EFI Party has entered into, nor is any EFI Party subject to, any agreements, orders, decrees, judgments, licenses, permit conditions or other directives of any Governmental Body that relate to the present or future use of any of the EFI Assets and that require any material change in the present Environmental Condition of any of the EFI Assets;

(b)           neither EFI Party nor, to their knowledge, any of their Affiliates or any of their or their Affiliates’ respective Representatives, has received written notice from any Person of any release, threatened release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the EFI Assets that (a) interferes with or prevents compliance by the operator of the EFI Assets with any Environmental Law or the terms of any license or Permits issued pursuant thereto, or (b) gives rise to or results in any common law, contractual or other Liability of any EFI Party with respect to the EFI Assets;

(c)           no Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by the EFI Parties or their Affiliates (or, to the knowledge of the EFI Parties, is otherwise present) at, on, under or from any of the EFI Properties in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Law or as would require investigation or remediation (either by any EFI Party, or for which any EFI Party would otherwise be liable) under any applicable Environmental Law;

(d)           to the knowledge of each EFI Party, there are no Liabilities of any EFI Party arising out of any Environmental Law or any agreement with a Third Party and relating to any Hazardous Substance located at, on, under or about any of the EFI Properties;

(e)           no order or action is pending, and, to each EFI Party’s knowledge, no order or action has been threatened, by any Governmental Body or Third Party against or, to any EFI Party’s knowledge, affecting any of the EFI Properties or concerning any alleged violation of or Liability under any Environmental Law or concerning any Hazardous Substance;

(f)            no environmental lien is pending, and, to each EFI Party’s knowledge, no environmental lien has been threatened against or currently affects any EFI Party or any EFI Asset; and

(g)           No Wells are located on the EFI Properties.

Section 6.12          Consents, Approvals or Waivers.  Except as set forth on Schedule 6.12, each EFI Party’s execution, delivery and performance of this Agreement (and any Ancillary Document required to be executed and delivered by the EFI Parties at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or Person.

Section 6.13          Bankruptcy; Solvency.  There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by, or, to any EFI Party’s knowledge, threatened against any EFI Party or any Affiliate thereof.  No EFI Party is entering into this Agreement with actual intent to hinder, delay or defraud any creditor.  Each EFI Party is currently solvent and will be solvent immediately after the Closing after giving effect to (i) the transactions contemplated in this Agreement and the Ancillary Documents and (ii) any other transactions contemplated by any EFI Party or any of their respective Representatives on or after the Closing, which would be taken into account in determining whether any of the transactions contemplated hereby were invalid or illegal under, in violation of, or can be set aside or give rise to, any award or damages, sanctions or other Liability against the EFI Parties or any of their respective Affiliates or Representatives under applicable bankruptcy, fraudulent conveyance, fraudulent transfer or other similar Laws.

Section 6.14          Permits.  All of the Permits currently held by any EFI Party relating to the EFI Assets are disclosed on Schedule 6.14.  All such Permits are in full force and effect and no action, claim or proceeding exists or is pending, nor to the knowledge of any EFI Party, threatened, to suspend, revoke, terminate or practically prevent the exercise of rights under, or renewal of, any such Permit or to declare any such Permit invalid.  Each EFI Party is in compliance in all material respects with all such Permits, and, to the EFI Parties’ knowledge, there are no violations of any such Permit that would (or could with notice or lapse of time) result in the termination of such Permit.  The transactions contemplated by this Agreement and the Ancillary Documents will not materially adversely affect the validity of any such Permit or cause a cancellation of or otherwise materially adversely affect such Permit, and, to each EFI Party’s knowledge, no other Permits, licenses or authorizations are required in order to conduct or continue operations currently associated with, or contemplated in connection with, the EFI Assets.  Except for the Permits held by an EFI Party, there are no Permits held by either EFI Party or, to their knowledge, any of their respective Affiliates relating to any of the EFI Assets.

Section 6.15          Compliance with Laws.  Each EFI Party has materially complied with, and the EFI Assets have been operated in compliance with, all applicable Laws, including Environmental Laws, and, to each EFI Party’s knowledge, no condition or circumstance is known to exist or is threatened which will render the continuation of currently permitted and permissible operations of the EFI Assets impossible or out of compliance with applicable Laws.

Section 6.16          Governmental Authorization.

(a)           Provided that each consent set forth on Schedule 6.12, which for these purposes shall include, without limitation, any consent requirement as well as any obligation to formally transfer Permits or change names of Permit holders (the “EFI Required Consents”), is obtained at or before the Closing, the execution, delivery and performance by each EFI Party of this Agreement and the Ancillary Documents to which each EFI Party will become a party, including the sale, transfer and conveyance of the EFI Assets, EFI Shares and the applicable Assumed Obligations to Uranco or URI, as applicable, will not (i) violate or conflict with any Law, including any Environmental Law, or any order of a Governmental Body, or (ii) require the approval of any Governmental Body, except where the violation, conflict, or failure to obtain the approval would not have a Material Adverse Effect.

(b)           Schedule 6.12 describes, for each EFI Required Consent, (i) the Governmental Body or other Person from which each EFI Required Consent must be obtained, (ii) the applicable Law, order of a Governmental Body, Permit or Contract requiring such EFI Required Consent, (iii) the Person that is legally or contractually obligated to obtain such consent, and (iv) the date by which such EFI Required Consent is legally or contractually required to be obtained.

Section 6.17          Payments for Production.  Except as set forth in Schedule 6.17, no EFI Party is obligated by virtue of a take-or-pay payment, advance payment, gross or net smelter royalty, production payment, profits interest, or other similar payment, to deliver Minerals, or proceeds from the sale thereof, attributable to the EFI Assets at some future time without receiving payment therefor at or after the time of delivery.  No EFI Party is obligated to pay any penalty or other payment under any transportation or other agreement as a result of the delivery of quantities of Minerals produced from the EFI Assets in excess of the contract requirements.

Section 6.18          EFI Properties.  Schedule 6.18 sets forth by reference a complete list of the properties and leases associated with the Church Rock Mining Properties (the “EFI Properties”).  EF Sub owns Defensible Title to the EFI Properties free and clear of all Encumbrances, except for the Permitted Encumbrances, and all royalties except for those royalties referenced in Schedule 6.18.  Except as provided by applicable Law or any leases relating to the EFI Properties, none of the EFI Properties includes any surface or underground water or other rights to water for use at or in connection with the EFI Properties or the mining of Minerals from the EFI Properties.  There have been no amendments, transfers or assignments of the leases constituting any of the EFI Properties, and each such lease is in full force and effect.  There have been no amendments, transfers or assignments of any of the EFI Properties, and each EFI Property is in full force and effect.  Schedule 6.18 sets forth by reference: (i) a complete list of all leases affecting any of the EFI Properties; and (ii) a complete list of any and all royalty interests, overriding royalty interests, net profits interests, production payments, reversionary interests and other similar burdens affecting the EFI Properties, including a description of the Contracts creating and/or governing the rights of such interests of another Person burdening the EFI Properties.

Section 6.19          Reasonably Equivalent Value of Exchange Consideration.  (a) the Exchange Consideration constitutes reasonably equivalent value (meaning that said value is within the range of value for which the EFI Parties would sell the EFI Assets and EFI Shares and deliver the EFI Cash Consideration to a Person other than the URI Parties, in an arms’ length transaction) in exchange for the transfer of the EFI Assets, EFI Shares and EFI Cash Consideration; (b) the grant, assignment, conveyance, exchange and transfer of the EFI Assets, EFI Shares and EFI Cash Consideration have not been contemplated to, nor will it be consummated with the intent to, defraud, hinder, or delay any of the EFI Parties’ creditors; and

(c) the grant, assignment, conveyance, exchange and transfer of the EFI Assets, EFI Shares and EFI Cash Consideration has not been concealed from any creditor of any EFI Party.

Section 6.20          Qualification.  Each applicable EFI Party is, or as of the Closing will be, qualified under applicable Laws to own the URI Assets and has, or as of the Closing will have, complied with all necessary bonding requirements of Governmental Bodies required for each EFI Party’s ownership or operation of the URI Assets on and after Closing.

Section 6.21          EFI Securities Matters.  EFI represents, warrants, covenants and certifies to and with the URI Parties that, as of the Closing (i) the EFI Shares will be validly issued, fully paid and outstanding; and (ii) the delivery of the EFI Shares will not trigger any action or event under the Shareholder Rights Plan Agreement dated February 3, 2009, between EFI and CST Trust Company (initially entered into with CIBC Mellon Trust Company and later novated to CST Trust Company), as may be further amended, supplemented or restated from time to time.

Section 6.22          Certain Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 6 OR IN THE CONVEYANCE OF THE EFI ASSETS TO BE DELIVERED BY EF SUB TO URANCO AT CLOSING AS CONTEMPLATED HEREIN, THE EFI PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE URI PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE URI PARTIES OR AN AFFILIATE OF THE URI PARTIES BY ANY OF THE EFI PARTIES, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES).

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 6 OR IN THE CONVEYANCE OF THE EFI ASSETS TO BE DELIVERED BY EF SUB TO URANCO AT CLOSING AS CONTEMPLATED HEREIN, THE EFI PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, OR ANY TECHNICAL REPORT, RELATING TO THE EFI ASSETS, (ii) THE QUANTITY, QUALITY OR RECOVERABILITY OF MINERALS IN OR FROM THE EFI PROPERTIES, (iii) ANY ESTIMATES OF THE VALUE OF THE EFI ASSETS OR FUTURE REVENUES GENERATED BY OR FROM THE EFI ASSETS, (iv) THE PRODUCTION OF MINERALS FROM THE EFI PROPERTIES, OR WHETHER PRODUCTION HAS OCCURRED OR BEEN CONTINUOUS OR ECONOMICAL, (v) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE EFI ASSETS OR (vi) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE URI PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN

CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1            Access to Records.  Between the Execution Date and the Closing Date, each Transferring Party and its Affiliates shall give each Acquiring Party and its Representatives reasonable access to the Records pertaining to its Pre-Closing Exchange Assets and the right to copy, at the Acquiring Party’s sole cost and expense, such Records, for the purpose of conducting a confirmatory review of the Exchange Assets.  Each Transferring Party and its Affiliates shall cooperate with the Acquiring Party and its Representatives in the Acquiring Party’s efforts to obtain, at the Acquiring Party’s expense, such additional information relating to the Exchange Assets as the Acquiring Party may reasonably request.

Section 7.2            Government Reviews.  In a timely manner, the Transferring Parties and the Acquiring Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated hereby and (b) provide such information as each Party may reasonably request to make such filings, prepare such applications and conduct such negotiations.  To the extent necessary, the Transferring Party and its Affiliates shall reasonably cooperate with and assist the Acquiring Party in pursuing such filings, applications and negotiations, and the Acquiring Party shall reasonably cooperate with and assist the Transferring Party with respect to such filings, applications and negotiations.  Each Party shall be responsible for and shall make any governmental filings required to be made by such Party to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

Section 7.3            Public Announcements; Confidentiality.

(a)           No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party, except that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents) or (ii) required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over any of the Parties or their respective Affiliates; provided, that, in each case, each Party shall consult with the other Party regarding the contents of any disclosure regarding the execution of this Agreement or the Closing of the transactions contemplated hereby prior to making such disclosure, and that each Party shall use its reasonable efforts to consult with the other Parties regarding the contents of any other disclosure.

(b)           Except as required by Law or the applicable rules of any stock exchange having jurisdiction over any of the Parties or their respective Affiliates, the Parties shall be bound by the terms, conditions and obligations set forth in the Confidentiality Agreement, the terms of which shall be deemed to be incorporated by reference into this Agreement.  Each of Uranco, Neutron Energy, HRI, EFI and EF Sub hereby agrees to be bound by the terms and provisions of the Confidentiality Agreement as though it were a “Party” to the Confidentiality Agreement.  The Parties agree that Confidential Information received from another Party may be disclosed only to that limited number of a receiving Party’s Representatives who need to know such Confidential Information and only after each such receiving Party’s Representatives has been informed of the confidential character of the Confidential Information and each such Representative has agreed to retain the Confidential Information in confidence in compliance with the terms of the Confidentiality Agreement, as amended hereby.  The Parties agree that (i) the Noteholder shall be considered a “Representative” of each URI Party for purposes of the Confidentiality Agreement, as amended hereby, (ii) the URI Parties shall be jointly and severally liable for any unauthorized use or disclosure of Confidential Information by any of their respective Representatives, including the Noteholder, (iii) EF Joint Venture Parties shall be considered “Representatives” of each EFI Party for purposes of the Confidentiality Agreement, as amended hereby, (iv) the EFI Parties shall be jointly and severally liable for any unauthorized use or disclosure of Confidential Information by any of their respective Representatives, including the EF Joint Venture Parties, and (v) any obligation to provide written notice to Uranco, Neutron Energy, HRI, EFI or EF Sub pursuant to the Confidentiality Agreement shall be satisfied by delivery of written notice to Uranco, Neutron Energy, HRI, EFI or EF Sub, as the case may be, in accordance with Section 13.2 of this Agreement.

(c)           Following the Closing, the Parties agree to maintain in confidence, in accordance with the provisions of the Confidentiality Agreement, all Confidential Information (as defined in the Confidentiality Agreement) pertaining to the Exchange Assets transferred by a Transferring Party at the Closing.  Accordingly, the Confidentiality Agreement is hereby further amended to provide that, after the Closing and notwithstanding any subsequent termination of the Confidentiality Agreement, the EFI Parties and their respective Representatives shall hold in confidence their respective Confidential Information regarding the EFI Assets, and the URI Parties and their respective Representatives shall hold in confidence their respective Confidential Information regarding the URI Assets.

Section 7.4            Operation of Business.  From the Execution Date until the Closing Date, each Party shall:

(a)           conduct its business related to its Pre-Closing Exchange Assets in the ordinary course consistent with such Party’s recent activities and prudent industry practice;

(b)           not commit to any new operation on the Exchange Assets, or incur any contractual obligation or Liability, reasonably anticipated by the Transferring Party to require future capital expenditures by the owner of the Exchange Assets in excess of Ten Thousand Dollars ($10,000);

(c)           maintain insurance coverage on its Pre-Closing Exchange Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint mining agreement or similar agreement;

(d)           maintain all Permits, approvals, bonds and guaranties affecting its Pre-Closing Exchange Assets, and make all filings that the Transferring Party or any of its Affiliates is required to make under applicable Law with respect to such Exchange Assets;

(e)           not transfer, sell, hypothecate, encumber or otherwise dispose of any portion of its Pre-Closing Exchange Assets;

(f)            not create any lien, security interest or other Encumbrance with respect to its Pre-Closing Exchange Assets, nor (i) enter into any agreement for the sale, disposition or encumbrance of any portion of such Exchange Assets, nor (ii) dedicate, sell, encumber or dispose of any Minerals produced from such Exchange Properties, if any;

(g)           grant any preferential right or other right to purchase or agree to require the consent of any Person not otherwise required to consent to the transfer and conveyance of its Pre-Closing Exchange Assets to the Acquiring Party;

(h)           not voluntarily abandon any of its Pre-Closing Exchange Assets other than as required pursuant to applicable Law; and

(i)            not enter into any agreement with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 7.4 shall be delivered to the applicable Acquiring Party by the Transferring Party in accordance with the notice provisions of Section 13.2.  The Acquiring Party’s approval of any action restricted by this Section 7.4 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Transferring Party’s notice) after the Transferring Party’s notice to the Acquiring Party requesting such consent unless the Acquiring Party notifies the Transferring Party to the contrary during that period.  In the event of an emergency, the Transferring Party may take such action as a reasonably prudent Person would take and shall notify the Acquiring Party of such action promptly thereafter.

Section 7.5            Bonds, Letters of Credit and Guaranties.  The Parties understand that none of the insurance currently maintained by the Transferring Party covering the Exchange Assets, nor any of the bonds, letters of credit and guaranties, if any, posted by the Transferring Party with Governmental Bodies or co-owners and relating to the Exchange Assets, will be transferred to the Acquiring Party.  Promptly following the Closing, each Acquiring Party shall obtain, or cause to be obtained in the name of the Acquiring Party, replacements for the bonds, letters of credit and guaranties set forth on Schedule 7.5, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by the Transferring Party or to consummate the transactions contemplated by this Agreement.

Section 7.6            Release of Liens.  Concurrent with the Closing, all liens, charges, mortgages and security interests (if any) encumbering any of the Exchange Assets shall be terminated and released by the Transferring Party or other Person, as applicable.

Section 7.7            Authorization of Noteholder.  The execution and delivery of this Agreement has been duly and validly authorized and approved by all necessary action on the part of the Noteholder, and Encumbrances affecting all or any portion of the URI Assets shall be released on or before the Closing.

Section 7.8            Financial Statements.  Each Party acknowledges that the other Party and its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the transactions contemplated by this Agreement in documents filed by such other Party and its Affiliates with the Securities Exchange Commission (the “SEC”) (or similar Canadian Governmental Body) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (or similar Canadian securities Laws) and that such financial statements may be required to be audited.

Section 7.9            EFI Shares.  After the Closing:

(a)           URI shall not sell, assign or otherwise transfer the EFI Shares (other than to an Affiliate of URI in accordance with applicable securities laws) for a period of at least 120 calendar days following the Closing Date; and

(b)           EFI shall use commercially reasonable efforts to have the EFI Shares approved for listing on the Toronto Stock Exchange and/or NYSE MKT.

Section 7.10          Further Assurances.  After the Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any Ancillary Document delivered pursuant to this Agreement.

Section 7.11          Compliance with Laws.  The Acquiring Party shall store, handle, transport and dispose of or discharge all materials, substances and wastes from its acquired Exchange Assets (including produced water, drilling fluids, NORM, and other wastes), whether present before, on or after the Closing, in accordance with applicable Laws.  The Acquiring Party shall keep accurate records of the types, amounts and location of materials, substances and wastes that are stored, transported, handled, discharged, released or disposed of onsite and offsite.  When any Exchange Asset assigned by a Transferring Party pursuant to this Agreement terminates, the Acquiring Party shall undertake such remedial action with respect to the affected Exchange Asset as is necessary to satisfy all Laws in effect at that time.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1            EFI Parties’ Conditions to Closing.  The obligations of the EFI Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by EFI) of each of the following conditions precedent on or before the Closing:

(a)           Representations and Warranties.  The representations and warranties of each URI Party set forth in Article 5 that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties that are made only as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such specified date;

(b)           Performance.  Each URI Party shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement on or before the Closing Date;

(c)           No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or awarding damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by any Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or seeking damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

(d)           Governmental Consents.  All consents and approvals of any Governmental Body required for the transfer of the URI Assets from Uranco, Neutron Energy and HRI, as applicable, to EF Sub as contemplated by this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted by the applicable Governmental Body;

(e)           JV Partner Consent.  The EFI Parties shall have obtained the consent of the EF Joint Venture Parties to the addition of the URI Properties to EFI’s joint venture known as the Roca Honda Project;

(f)            Third-Party Consents; Liens.  The URI Parties shall have obtained the approval of the Noteholder and any other Person holding a lien against any of its Pre-Closing Exchange Assets or whose consent is required in order to complete the transactions contemplated hereby, and the URI Parties shall have delivered or caused to be delivered to EF Sub, on behalf of the EFI Parties, customary documentation or evidence providing for the release, on or before the Closing, of all Encumbrances creating a security interest in all or any portion of the URI Assets in favor of the Noteholder or any other Person;

(g)           URI Parties Closing Deliveries.  The URI Parties shall have delivered, or caused to be delivered, to the EFI Parties the documents listed in Section 9.3 hereof;

(h)           Stock Exchange Approval.  The Toronto Stock Exchange shall have provided its approval to the transactions contemplated by this Agreement, including the Exchange (if necessary) and the issuance of the EFI Shares.

Section 8.2            URI Parties’ Conditions to Closing.  The obligations of the URI Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by URI) of each of the following conditions precedent on or before the Closing:

(a)           Representations and Warranties.  The representations and warranties of each EFI Party set forth in Article 6 that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties that are made only as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such specified date;

(b)           Performance.  Each EFI Party shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement on or before the Closing Date;

(c)           No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or awarding damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by any Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or seeking damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

(d)           Governmental Consents.  All consents and approvals of any Governmental Body required for the transfer of the EFI Assets and EFI Cash Consideration from EF Sub to Uranco and the EFI Shares from EFI to URI as contemplated by this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted by the applicable Governmental Body;

(e)           Third Party Consents; Liens.  The EFI Parties shall have obtained the approval of any Person whose consent is required in order to complete the transactions contemplated hereby, and the EFI Parties shall have delivered or caused to be delivered to Uranco, on behalf of the URI Parties, customary documentation or evidence providing for the release, on or before the Closing, of all Encumbrances creating a security interest in all or any portion of its Pre-Closing Exchange Assets in favor of any Person;

(f)            Noteholder Consent. The URI Parties shall have obtained the consent of the Noteholder to the execution, delivery and performance of the Ancillary Documents required to be executed and delivered by any URI Party at the Closing, and the performance of the transactions contemplated hereby and thereby by each URI Party; and

(g)           EFI Parties Closing Deliveries. The EFI Parties shall have delivered, or caused to be delivered, to the URI Parties the documents listed in Section 9.2 hereof.

Section 8.3            Frustration of Closing Conditions.  None of EFI, EFI Sub, URI, Uranco, Neutron Energy or HRI may rely, either as a basis for not consummating the transactions contemplated by this Agreement or for terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in Section 8.1 or

Section 8.2, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE 9
CLOSING

Section 9.1            Time and Place of the Closing.  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by URI and EFI, take place at URI’s legal counsel’s offices in Denver, Colorado, at 10:00 a.m., Mountain Time, on July 10, 2015, or if all conditions in Article 8 to be satisfied on or before the Closing have not yet been satisfied or waived as of such time, then within five (5) Business Days of such conditions having been satisfied or waived, subject, in each case, to the rights of the Parties under Article 10.  As used herein, the “Closing Date” shall mean June 29, 2015, or, if the Closing does not occur on such date, the date on which the Closing actually occurs.  The Closing may take place by conference call and electronic transfer of signature pages and deliverables.

Section 9.2            Obligations of the EFI Parties at the Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the URI Parties of their obligations pursuant to Section 9.3, EF Sub shall deliver or cause to be delivered to the URI Parties the following:

(a)           a counterpart of the Conveyance of the EFI Assets, duly executed by EF Sub and acknowledged before a notary public;

(b)           counterparts of the Conveyances of the URI Assets, duly executed by EF Sub and acknowledged before a notary public;

(c)           the EFI Cash Consideration;

(d)           a certificate issued in the name of URI representing in the aggregate the EFI Shares;

(e)           certificates executed by an authorized officer of each EFI Party, dated as of the Closing Date, certifying on behalf of each EFI Party that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled;

(f)            an executed statement conforming to the reasonable satisfaction of URI, meeting each of the requirements described in Treasury Regulation § 1.1445-2(b)(2), certifying that EF Sub is not a foreign person within the meaning of the Code;

(g)           where approvals or releases are received by EF Sub pursuant to Section 8.1(e), Section 8.2(d) or Section 8.2(e), copies of those approvals or releases;

(h)           a counterpart of the Value Allocation Schedule agreed upon by the Parties pursuant to Section 4.4(a); and

(i)            all other instruments, documents and other items necessary to effectuate the terms of this Agreement, including but not limited to an assignment by URI and its Affiliates of any and all rights and interests they may have in regard to surface use and surface access for any of the URI Assets, including but not limited to any and all rights and interests held pursuant to the July 31, 1979 Surface Use Agreement between the Fernandez Company, Ltd., and the Santa Fe Pacific Railroad Company, as amended, and any previous or related agreements.

Section 9.3            Obligations of the URI Parties at the Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by EF Sub of its obligations pursuant to Section 9.2, the URI Parties shall deliver or cause to be delivered to EF Sub the following:

(a)           a counterpart of the Conveyance of the EFI Assets, duly executed by Uranco, and acknowledged before a notary public;

(b)           counterparts of the Conveyances of the URI Assets, duly executed by Uranco, Neutron Energy, and HRI, as applicable, and acknowledged before a notary public;

(c)           certificates executed by an authorized officer of each URI Party, dated as of the Closing Date, certifying on behalf of each URI Party that the conditions set forth in Section 8.1(a), Section 8.1(b) and Section 8.1(c) have been fulfilled;

(d)           an executed statement conforming to the reasonable satisfaction of EF Sub, meeting each of the requirements described in Treasury Regulation § 1.1445-2(b)(2), certifying that neither URI nor Uranco is a foreign person within the meaning of the Code;

(e)           where approvals or releases are received by a URI Party pursuant to Section 8.1(d), Section 8.1(f) or Section 8.2(f), copies of those approvals or releases;

(f)            a counterpart of the Value Allocation Schedule agreed upon by the Parties pursuant to Section 4.4(a); and

(g)           all other instruments, documents and other items necessary to effectuate the terms of this Agreement.

ARTICLE 10
TERMINATION

Section 10.1          Termination.  This Agreement, and the transactions contemplated hereby, may be terminated at any time prior to the Closing by:

(a)           by the mutual written consent of URI and EFI;

(b)           by either EFI or URI, by written notice delivered to the other Party, if the Closing shall not have occurred by September 30, 2015;

(c)           by either EFI or URI, by written notice delivered to the other Party, if any Governmental Body shall have issued an order or taken any other action permanently enjoining,

restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such order or other action shall have become final and nonappealable; provided, however, the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall not have initiated such proceeding or taken any action in support of such proceeding;

(d)           by EFI, by written notice to URI, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by a URI Party, that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.1(a) or Section 8.1(b) on any date prior to the Closing Date (it being understood that, for purposes of this Section 10.1(d), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Section 8.1(a) or Section 8.1(b) have been satisfied) and (ii) such breach has not been cured within fifteen (15) days after written notice is provided to URI of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured; and

(e)           by URI, by written notice to EFI, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by an EFI Party that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) on any date prior to the Closing Date (it being understood that, for purposes of this Section 10.1(e), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Section 8.2(a) or Section 8.2(b) have been satisfied) and (ii) such breach has not been cured within fifteen (15) days after written notice is provided to EFI of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured.

Section 10.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect, except for the provisions of Section 1.2, Section 5.5, Section 6.5, Section 7.3, this Article 10, Article 13 (other than Section 13.1, Section 13.3, Section 13.11, Section 13.13 and Section 13.15), and Appendix A, which shall survive the termination of this Agreement and continue in full force and effect, and each Transferring Party shall be free immediately to enjoy all rights of ownership of its Pre-Closing Exchange Assets and to sell, transfer, encumber or otherwise dispose of the Exchange Assets to any Person without any restriction under this Agreement.

ARTICLE 11
ASSUMPTION; INDEMNIFICATION

Section 11.1          Acquiring Party’s Assumption of Obligations.  At the Closing, each Acquiring Party (specifically, the EFI Parties, jointly and severally, with respect to the URI Assets; and the URI Parties, jointly and severally, with respect to the EFI Assets) shall assume the following obligations with respect to the Exchange Assets it has acquired (the “Assumed Obligations”):

(a)           any and all Liabilities caused by or arising out of or resulting from the ownership, use or operation of the Exchange Assets on or after the Closing Date;

(b)           any and all obligations, including payment obligations, relating to any royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments, and any interests held in suspense (and transferred to the Acquiring Party) to which the acquired Exchange Assets are subject, other than those due as of the Closing Date;

(c)           any and all obligations and Liabilities caused by the Acquiring Party’s breach of, or failure to pay, any of its Assumed Obligations;

(d)           any and all of the Transferring Party’s express and implied obligations and covenants under the terms of the Surface Interests and all other obligations to which the acquired Exchange Assets are subject;

(e)           responsibility for compliance with all applicable Laws pertaining to the acquired Exchange Assets, and the procurement and maintenance of all Permits required by any Governmental Body in connection with the ownership or development of the acquired Exchange Assets after the Closing;

(f)            any Asset Taxes (including applicable penalties and interest) assessed for any period from and after, but not before, the Closing Date; and

(g)           the Environmental Condition of, and any and all Environmental Liabilities with respect to, the acquired Exchange Assets (including, without limitation, all obligations to restore the surface of the acquired Exchange Properties, and to comply with, or to bring the acquired Exchange Assets into compliance with, any Environmental Law), regardless of whether such Environmental Condition or the events giving rise to such Environmental Condition arose or occurred before or after the Closing.

Each Transferring Party (specifically, the EFI Parties, jointly and severally, with respect to the EFI Assets; and the URI Parties, jointly and severally, with respect to the URI Assets) shall remain responsible for all Liabilities incurred by the Transferring Party in connection with its ownership or operation of such Exchange Assets before the Closing, except those expressly assumed by the Acquiring Party pursuant to this Section 11.1.

Section 11.2          The EFI Parties’ Indemnity.  From and after the Closing Date, EFI and EF Sub shall, jointly and severally, indemnify, defend and hold harmless the URI Parties and their respective Affiliates from and against any and all Liabilities arising from or relating to any of the EFI Parties’ Assumed Obligations WITHOUT REGARD TO WHETHER THE LIABILITIES WERE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE) OF THE URI PARTIES AND THEIR RESPECTIVE AFFILIATES AND/OR THIRD PARTIES.

Section 11.3          The URI Parties’ Indemnity.  From and after the Closing Date, URI, Uranco, Neutron Energy and HRI shall, jointly and severally, indemnify, defend and hold harmless the EFI Parties and their respective Affiliates from and against any and all Liabilities arising from or relating to any of the URI Parties’ Assumed Obligations WITHOUT REGARD TO WHETHER THE LIABILITIES WERE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE,

CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE) OF THE EFI PARTIES AND THEIR RESPECTIVE AFFILIATES AND/OR THIRD PARTIES.

Section 11.4          Not Consumers.  THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF ANY DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION ACT, OR ANY APPLICABLE LAW OR ENVIRONMENTAL LAW.  EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES UNDER ALL APPLICABLE LAWS AND ENVIRONMENTAL LAWS WHICH MAY AFFORD CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH INDEPENDENT LEGAL COUNSEL OF EACH PARTY’S OWN SELECTION, EACH PARTY VOLUNTARILY CONSENTS TO THIS WAIVER AND RELEASE.  TO EVIDENCE EACH PARTY’S ABILITY TO GRANT SUCH WAIVER, EACH PARTY HEREBY REPRESENTS AND WARRANTS TO THE OTHER PARTIES THAT: (A) SUCH PARTY IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (B) SUCH PARTY IS REPRESENTED BY LEGAL COUNSEL IN NEGOTIATING AND ENTERING INTO THIS AGREEMENT AND THE ANCILLARY DOCUMENTS; AND (C) SUCH LEGAL COUNSEL WAS NOT, DIRECTLY OR INDIRECTLY, IDENTIFIED, SUGGESTED OR SELECTED BY ANOTHER PARTY.

Section 11.5          Environmental Acknowledgments.

(a)           Each EFI Party hereby acknowledges and agrees as follows: (i) each EFI Party has entered into this Agreement on the basis of such EFI Party’s own investigation of the Environmental Condition of the URI Assets, including surface and subsurface conditions of the Exchange Properties related thereto; (ii) the URI Assets may have been used to explore for, develop and produce Minerals, and for the disposal of produced water, and that spills of produced water, wastes, Hazardous Substances, and other materials may have occurred thereon; and physical changes to the URI Assets may have occurred as a result of such use; (iii) (1) low levels of NORM may be present at some locations in, on and/or under the Exchange Properties related to the URI Assets, (2) NORM is a natural phenomenon associated with many mining operations in the U.S. and throughout the world, and (3) each EFI Party will make its own determination in regard to this matter; and (iv) upon the Closing, the EFI Parties shall, and do hereby, assume the risk that the URI Assets may contain wastes, Hazardous Substances, or contaminants and that adverse Environmental Conditions, including the presence of wastes, Hazardous Substances, or contaminants which may not have been revealed by the EFI Parties’ Environmental Assessment.

(b)           Each URI Party hereby acknowledges and agrees as follows: (i) each URI Party has entered into this Agreement on the basis of such URI Party’s own investigation of the Environmental Condition of the EFI Assets, including surface and subsurface conditions of the Exchange Properties related thereto; (ii) the EFI Assets may have been used to explore for, develop and produce Minerals, and for the disposal of produced water, and that spills of produced water, wastes, Hazardous Substances, and other materials may have occurred thereon; and physical changes to the EFI Assets may have occurred as a result of such use; (iii) (a) low levels of NORM may be present at some locations in, on and/or under the Exchange Properties related to the EFI Assets, (b) NORM is a natural phenomenon associated with many mining operations in the U.S. and throughout the world, and (c) each URI Party will make its own determination in regard to this matter; and (iv) upon the Closing, the URI Parties shall, and do hereby jointly and severally, assume the risk that the EFI Assets may contain wastes, Hazardous Substances, or contaminants and that adverse Environmental Conditions, including the presence of wastes, Hazardous Substances, or contaminants, which may not have been revealed by the URI Parties’ Environmental Assessment.

Section 11.6          Indemnification Actions.  All claims for indemnification under this Article 11 shall be asserted and resolved as follows:

(a)           Promptly after receipt by a Person entitled to indemnity under this Article 11 (an “Indemnified Person”) of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall promptly give written notice to the Person obligated to indemnify against such Third Party Claim (an “Indemnifying Person”) of the assertion of such Third Party Claim; provided, that the failure to timely notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent of actual prejudice arising from such failure.

(b)           If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.6(a) of the assertion of a Third Party Claim, then the Indemnifying Person shall be entitled to assume the defense of such Third Party Claim with counsel of its choosing that is reasonably acceptable to the Indemnified Person (it being agreed that the Indemnifying Person’s counsel as of the date hereof shall be reasonably acceptable to the Indemnified Person); provided, however, that (i) the Indemnifying Person shall not be entitled to assume defense of a Third Party Claim if the Indemnified Person has one (1) or more defenses that cannot be asserted by the Indemnifying Person and such inability would actually prejudice the Indemnified Person, (ii) the Indemnifying Person shall not be entitled to assume defense of a Third Party Claim if such claim is being brought by a Governmental Body or seeks an injunction or provisional relief and (iii) as a condition to assuming the defense of such Third Party Claim, the Indemnifying Person must acknowledge and agree in writing that each Indemnified Person will be indemnified and held harmless hereunder with respect to the full amount of any and all Damages the Indemnified Person may suffer or incur arising out of or relating to the Third Party Claim (regardless of any limitations set forth herein).  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim.  If the Indemnifying Person assumes the defense of a Third Party Claim, then no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s express written consent unless (i) there is no finding or admission of any wrongdoing by the Indemnified Person, (ii) the sole relief provided is monetary Damages that is paid in full by the Indemnifying Person, and (iii) the claim does not relate to Taxes.  If notice is given to an Indemnifying Person of the assertion of any Third Party Claim and the Indemnifying Person does not, within fifteen (15) Business Days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of the Indemnifying Person’s election to assume the defense of such Third Party Claim, then the Indemnifying Person shall be bound by any determination made in such Third Party Claim or any compromise or settlement reasonably effected by the Indemnified Person.

(c)           With respect to any Third Party Claim subject to indemnification under this Article 11:  (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other fully informed of the status of such Third Party Claim and any related legal actions at all stages thereof where such other person is not represented by its own counsel, and (ii) each Party agrees (at its own expense) to render to each other such assistance as a Party may reasonably require of another and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(d)           With respect to any Third Party Claim subject to indemnification under this Article 11, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other Party.  In connection therewith, each Party agrees that: (i) it will use its reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 11.7          Survivability; Limitation on Actions.

(a)           All representations, warranties, covenants and agreements shall not survive the Closing and shall be of no further force and effect following the exchange of the Exchange Assets at the Closing as contemplated by this Agreement, except as set forth in (i) the special warranty of title included in each of the Conveyances delivered at the Closing by each Transferring Party, and (ii) Section 1.2, Section 2.5, Section 3.4, Section 4.3(b), Section 4.4(b), Section 5.5, Section 6.5, Section 7.2, Section 7.3, Section 7.5, Section 7.9, Section 7.10, Section 7.11, Article 11, Article 12, Article 13, and Appendix A of this Agreement, which shall survive and shall continue in full force and effect after the Closing; provided, however, that the terms of this Section 11.7 shall not be applicable to the extent that a Party has committed fraud or made an intentional misrepresentation or omission in connection with this Agreement or the transactions contemplated herein.

(b)           In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage or Liability under more than one provision of this Agreement and the Ancillary Documents.

ARTICLE 12
TAX MATTERS

Section 12.1          Tax Filings.  The Transferring Party shall be responsible for filing with the appropriate Governmental Body the applicable Tax Returns for Asset Taxes which are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing.  The Acquiring Party shall be responsible for filing with the appropriate taxing authorities the applicable Tax Returns for all Asset Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that the Transferring Party is required by applicable

Law to file a Tax Return with respect to such Asset Taxes after the Closing Date which includes all or a portion of a tax period for which the Acquiring Party is liable for such Taxes, following the Transferring Party’s request, the Acquiring Party shall promptly pay to the Transferring Party all such Taxes allocable to the period or portion thereof beginning at or after the Closing Date (but only to the extent that such amounts have not already been accounted for under Section 12.2), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes.  The Transferring Party shall be entitled to all Tax credits and Tax refunds which relate to any such Taxes allocable to any tax period, or portion thereof, ending before the Closing Date.  The Acquiring Party shall be entitled to all Tax Credits and Tax refunds which related to any such Taxes allocable to any tax period, or portion thereof, ending on or after the Closing Date.

Section 12.2          Current Tax Period Taxes.  Asset Taxes assessed with respect to the Tax period in which the Closing occurs (the “Current Tax Period”), but excluding ad valorem, property, severance production or similar Taxes which are based on quantity of or the value of production of Minerals, shall be apportioned between the Transferring Party and the Acquiring Party as of the Closing Date with (a) the Transferring Party being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Closing Date and the denominator of which is the total number of days in the Current Tax Period and (b) the Acquiring Party being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period on and after the Closing Date and the denominator of which is the total number of days in the Current Tax Period.  As described in Section 2.5(c), (i) Taxes which are based on quantity of or the value of production of Minerals shall be apportioned between the Transferring Party and the Acquiring Party based on the number of units or value of production actually produced and sold, as applicable, before the Closing, and on or after the Closing Date and (ii) all other Asset Taxes which are imposed on the sale, purchase or transfer of tangible property (other than the sale of the Exchange Assets as provided in this Agreement) shall be apportioned between the Transferring Party and the Acquiring Party based on the applicable date of sale, purchase or transfer.  In the event that the Acquiring Party or the Transferring Party makes any payment for which it is entitled to reimbursement under this Article 12, the applicable Party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

ARTICLE 13
MISCELLANEOUS

Section 13.1          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Each Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Parties.  No Party shall be bound by the terms and provisions of this Agreement until such time as all of the Parties have executed counterparts of this Agreement.

Section 13.2          Notice.  All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, or by facsimile followed by delivery by courier, as follows:

If to any EFI Party:

Energy Fuels Inc.

225 Union Blvd., Suite 600

Lakewood, Colorado 80228

Attention:  David Frydenlund

Facsimile:  (303) 389-4125

With a copy to (which shall not constitute notice):

Haynes and Boone, LLP

1801 Broadway, Suite 800

Denver, Colorado 80202

Attention:  John D. Fognani; Michael T. Hegarty

Facsimile:  (303) 382-6210

If to any URI Party:

Uranium Resources, Inc.

6950 S. Potomac Street, Suite 300

Centennial, Colorado 80112

Attention:  Christopher M. Jones

Facsimile:  (303) 531-0472

With a copy to (which shall not constitute notice):

Hogan Lovells US LLP

One Tabor Center, Suite 1500

1200 Seventeenth Street

Denver, Colorado 80202

Attention:  Paul Hilton; David R. Crandall

Facsimile:  (303) 899-7333

Any Party may change its address for notice by notice to the other Parties in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed if received prior to 5:00 p.m. local time on a Business Day or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day.

Section 13.3          Tax, Recording Fees, Similar Taxes & Fees.  Each Transferring Party and Acquiring Party shall pay and be liable for fifty percent (50%) of any sales, use, excise, real property transfer, goods and services, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transfers of the Exchange Assets contemplated by this Agreement.  If such transfers or transactions are exempt from any such Taxes or fees upon the execution or filing of an appropriate certificate or other evidence of exemption, each Party, as applicable, will timely furnish to the other Party such certificate or evidence.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 13.4          Governing Law; Jurisdiction.

(a)           THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)           THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DENVER, COLORADO (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN DENVER COUNTY, COLORADO) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)           TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 13.4(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY OR THEREBY.

Section 13.5          Waivers.  Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may only be waived by the Party to whom such compliance is owed by a written instrument signed by such Party and expressly identified as a waiver, but not in any other manner.  No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.6          Assignment.  Prior to the Closing Date, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may not be unreasonably withheld) and any assignment or delegation made without such written consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 13.7          Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the Ancillary Documents to be executed hereunder, and the Confidentiality Agreement, as amended hereby, constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.8          Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties, their respective successors or permitted assigns and expressly identified as an amendment or modification hereto.

Section 13.9          No Third-Party Beneficiaries.  Nothing in this Agreement shall entitle any Person, other than the Parties, to any claim, cause of action, remedy or right of any kind.

Section 13.10       Construction.  The Parties acknowledge that (a) each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm’s-length negotiations from equal bargaining positions, and (c) the Parties and their respective legal counsel equally participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.11       Recording.  As soon as practicable after the Closing, each Acquiring Party shall record the Conveyances and other assignments, if any, delivered at the Closing in the appropriate counties as well as with all appropriate Governmental Bodies and provide the Transferring Party with copies of all such recorded or approved instruments.

Section 13.12       Conspicuous.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 13.13       Delivery of Records.  As soon as reasonably practicable after the Closing, but in no event later than ten (10) Business Days following the Closing, each Transferring Party, at the Transferring Party’s cost and expense, shall deliver originals of the Records pertaining to the Exchange Assets transferred by the Transferring Party to the Acquiring Party.

Section 13.14       Severability.  Should any provision of this Agreement be held by a court of law to be illegal, invalid or unenforceable, such provision shall be replaced by such provision as most closely reflects the intent of the invalid provision, and the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

Section 13.15       Limitation of Indemnities.  The intent of the Parties is to have their indemnity and other agreements, if and to the extent they are subject to New Mexico’s anti-indemnity statutes, NMSA 1978, § 56-7-1 (2005) and NMSA 1978 § 56-7-2 (2003), enforced pursuant to their terms and limited only to the extent necessary to conform with and survive New Mexico’s anti-indemnity statutes (a) as in effect at the time of the Parties’ entry into this Agreement, and (b) as subsequently amended if it is determined by a court or arbitrator of competent jurisdiction that such statutes are applicable as subsequently amended.  Accordingly, the Parties agree that this Section 13.15 will only apply to the extent necessary to reform the indemnity and other agreements of the Parties that are subject to New Mexico’s anti-indemnity statutes so that the same will be enforceable pursuant to their terms and comply with and not be void as a result of the application of NMSA 1978, § 56-7-1 (2005) or NMSA 1978 § 56-7-2 (2003).  The Parties reaffirm their intent that this Agreement be governed by, and construed in accordance with, the Law chosen in Section 13.4 herein.  Nevertheless, to the extent, if at all, that any provision contained in this Agreement, including, without limitation, any exhibits to this Agreement, or in other related document requiring one Party to indemnify, hold harmless, insure, or defend another Party (including such other Party’s employees or agents) is found by a court or arbitrator of competent jurisdiction, or by all of the Parties, to be within the scope of NMSA 1978, § 56-7-1 (2005) or in any way subject to, or conditioned upon consistency with, the provisions of NMSA 1978, § 56-7-1 (2005) for its enforceability, then regardless of whether such provision makes reference to this or any other limitation provision, to the maximum extent allowed under applicable Law: (a) such provision shall not, and is not intended to, extend to Liabilities, claims, damages, losses or expenses, including attorneys’ fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligence, act or omission of the indemnitee or additional insured as the case may be, its officers, employees or agents, to the extent of the indemnitee’s or additional insured’s own negligence, act or omission, so long as this qualification is consistent with applicable New Mexico Law; (b) such provision shall be enforced only to the extent that the Liabilities, damages, losses or costs are caused by, or arise out of, the acts or omissions of the indemnitor or its officers, employees or agents; and (c) such provision shall be further or otherwise modified, if required, by, or to be consistent with (i) the provisions of NMSA 1978, § 56-7-1 (2005) as in effect at the time of the Parties’ entry into this Agreement, (ii) the provisions of NMSA 1978, § 56-7-1 (2005) as subsequently amended if it is determined by a court or arbitrator of competent jurisdiction that such statute is applicable as amended, and (iii) New Mexico appellate decisions interpreting NMSA 1978, § 56-7-1 (2005), including, without limitation, as amended, if it is determined by a court or arbitrator of competent jurisdiction that such statute is applicable as amended.  Further, with respect to (A) any agreement, covenant, or promise to indemnify another

Party contained in this Agreement, any exhibits to this Agreement, or in any Ancillary Document (any such agreement, covenant, or promise to indemnify another Party hereinafter referred to, collectively, as “agreement” for purposes of the remainder of this Section 13.15), and (B) any provision in an insurance contract indemnity agreement naming a Person as an additional insured, or in an insurance contract or other contract requiring a waiver of rights of subrogation or otherwise having the effect of imposing a duty of indemnification on a primary insured party, contained in or required by this Agreement, including, without limitation, any exhibits, or any or related document (any such provision hereinafter referred to, collectively, as “provision” for purposes of the remainder of this Section 13.15), the Parties agree as follows: Notwithstanding any other term or condition of this Agreement or any agreement, to the extent, if at all, that any such agreement or provision is found by a court or arbitrator of competent jurisdiction, to be within the scope of NMSA 1978, § 56-7-2 (2003) or in any way subject to, or conditioned upon consistency with, the provisions of NMSA 1978, § 56-7-2 (2003) for its enforceability, then regardless of whether such agreement or provision makes reference to this or any other limitation provision, to the maximum extent allowed under applicable Law, (y) such agreement or provision shall not and does not, and is not intended to, directly or in effect, indemnify the indemnitee against loss or Liability for damages arising from: (i) the sole or concurrent negligence of the indemnitee or additional insured or the agents or employees of the indemnitee or additional insured, to the extent of the indemnitee’s or additional insured’s own negligence so long as this qualification is consistent with applicable New Mexico Law; (ii) the sole or concurrent negligence of an independent contractor who is directly responsible to the indemnitee or additional insured, to the extent of the indemnitee’s or additional insured’s own negligence so long as this qualification is consistent with applicable New Mexico Law; or (iii) an accident that occurs in operations carried on at the direction or under the supervision of the indemnitee or additional insured, an employee or representative of the indemnitee or additional insured or in accordance with methods and means specified by the indemnitee or additional insured or the employees or representatives of the indemnitee or additional insured; and (z) such agreement or provision shall be further or otherwise modified, if required, by, or to be consistent with (i) the provisions of NMSA 1978, § 56-7-2 (2003) as in effect at the time of the Parties’ entry into this Agreement, (ii) the provisions of NMSA 1978, § 56-7-2 (2003) as subsequently amended if it is determined by a court or arbitrator of competent jurisdiction that such statute is applicable as amended, and (iii) New Mexico appellate decisions interpreting NMSA 1978, § 56-7-2 (2003), including, without limitation, as amended if it is determined by a court or arbitrator of competent jurisdiction that such statute is applicable as amended.

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative as of the Execution Date.

EFI:

ENERGY FUELS INC.

By:	/s/ Stephen P. Antony
Name:	Stephen P. Antony
Title:	President and Chief Executive Officer

EF SUB:

STRATHMORE RESOURCES (US) LTD.

By:	/s/ Stephen P. Antony
Name:	Stephen P. Antony
Title:	President and Chief Executive Officer

URI:

URANIUM RESOURCES, INC.

By:	/s/ Christopher M. Jones
Name:	Christopher M. Jones
Title:	President and Chief Executive Officer

URANCO:

URANCO INC.

By:	/s/ Christopher M. Jones
Name:	Christopher M. Jones
Title:	President and Chief Executive Officer

[Signature Page to Purchase and Exchange Agreement]

NEUTRON ENERGY:

NEUTRON ENERGY, INC.

By:	/s/ Christopher M. Jones
Name:	Christopher M. Jones
Title:	President and Chief Executive Officer

HRI:

HYDRO RESOURCES, INC.

By:	/s/ Christopher M. Jones
Name:	Christopher M. Jones
Title:	President and Chief Executive Officer

[Signature Page to Purchase and Exchange Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND EXCHANGE AGREEMENT DATED JUNE 26, 2015, BY AND AMONG

ENERGY FUELS INC., STRATHMORE RESOURCES (US) LTD., URANIUM RESOURCES, INC., URANCO INC., NEUTRON ENERGY, INC. AND HYDRO RESOURCES, INC.

DEFINITIONS

“1933 Act” has the meaning set forth in Section 5.21.

“Acquiring Party” means, with respect to the EFI Assets and EFI Cash Consideration, Uranco; with respect to the EFI Shares, URI; and, with respect to the URI Assets, EF Sub.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in Preamble of this Agreement.

“Ancillary Documents” has the meaning set forth in Section 5.2.

“Asset Taxes” means ad valorem, property, excise, sales, use, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Body in connection with such Taxes) based upon acquisition, operation or ownership of the Exchange Assets or the production of Minerals therefrom; but excluding, for the avoidance of doubt, income, business activity, capital gains or franchise Taxes.

“Assumed Obligations” has the meaning set forth Section 11.1.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays in the United States.

“Casualty Loss” means (i) any loss, damage or destruction of an Exchange Asset occurring during the period between the Execution Date and the Closing Date for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, tornado, flood or other casualty, but excluding any loss, damage or destruction as a result of depreciation, ordinary wear and tear and any change in condition of an Exchange Asset for production of Minerals through normal depletion, or (ii) any loss or damage resulting from any portion of an Exchange Asset being taken in condemnation or under right of eminent domain.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et-seq., as amended.

“Church Rock Mining Properties” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

Appendix A-1

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of August 13, 2013, by and between Energy Fuels Resources (USA) Inc. and URI.

“Contracts” means any URI Contract or EFI Contract, as the context requires.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyances” has the meaning set forth in Section 4.2.

“Current Tax Period” has the meaning set forth in Section 12.2.

“Damages” means the amount of any actual Liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and/or monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), or (ii) any Liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any indemnified Person after the Closing Date.

“Data Books” has the meaning set forth in Section 2.2(c).

“Defensible Title” means title that is:

(i)             free from such reasonable doubt that a prudent Person engaged in the business of ownership, development and operation of producing uranium mining properties with knowledge of all of the facts and their legal bearing would be willing to accept the same; and

(ii)          free and clear of any and all Encumbrances, obligations, and defects, other than Permitted Encumbrances.

“EF Joint Venture Parties” means Sumitomo Corporation of Japan and its affiliates holding interests in Roca Honda Resources LLC.

“EF Sub” has the meaning set forth in the Preamble of this Agreement.

“EFI” has the meaning set forth in the Preamble of this Agreement.

Appendix A-2

“EFI Assets” has the meaning set forth in Section 2.2.

“EFI Cash Consideration” has the meaning set forth in Section 3.1.

“EFI Party” or “EFI Parties” has the meaning set forth in the Preamble of this Agreement.

“EFI Properties” has the meaning set forth in Section 6.18.

“EFI Required Consents” has the meaning set forth in Section 6.16.

“EFI Shares” has the meaning set forth in Section 3.1.

“Encumbrance” means a mortgage, pledge, hypothecation, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, license, assignment, option, claim or other encumbrance or charge, whether or not registered or registrable, but does not include a Permitted Encumbrance.

“Environmental Assessment” has the meaning set forth in Section 4.3.

“Environmental Condition” means: (i) any event or condition with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment that causes, or could reasonably be expected to cause, an Exchange Asset to become subject to, or its owner or operator to incur any Liability or be potentially liable for, any removal, remediation, or response action under, or not be in compliance with, any Environmental Law; or (ii) any event or condition described in the preceding clause (i) that results, or could reasonably be expected to result, in any Liability to any Governmental Body for any removal, remediation, or response action, or to any other Person for injury to or death of any Person, Persons, or other living thing, or damage, loss, or destruction of property located on such Exchange Asset.

“Environmental Laws” means CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et-seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et-seq.; the Clean Air Act, 42 U.S.C. § 7401 et-seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et-seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et-seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 to 1544; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et-seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment, human health, natural resources or threatened, endangered or protected species, and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Exchange Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of removal and remediation), reclamation costs, corrective action costs, damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other Liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including

Appendix A-3

settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or obligation under, any Environmental Law which are attributable to the ownership or operation of the Exchange Assets or (ii) pursuant to any claim or cause of action by any Governmental Body or any Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any obligation under, any Environmental Laws which is attributable to the ownership or operation of the Exchange Assets.

“Exchange” has the meaning set forth in Section 2.1.

“Exchange Assets” has the meaning set forth in Section 2.1.

“Exchange Consideration” has the meaning set forth in Section 3.1.

“Exchange Properties” means the URI Properties and the EFI Properties.

“Excluded Assets” means (i) the Excluded Records, (ii) all of the Transferring Party’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks and logos, (iii) any part of the Exchange Assets excluded from the transactions contemplated hereunder pursuant to the terms of this Agreement, (iv) all claims and causes of actions of the Transferring Party or any of its Affiliates arising under or with respect to any Exchange that are attributable to the time period before the Closing Date (including claims for adjustments or refunds, except to the extent that any such claims or causes of actions constitute, or become, Assumed Obligations), (v) all rights and interests of the Transferring Party or its Affiliates (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond and (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Closing or matters for which the Transferring Party is otherwise required to provide indemnification to the Acquiring Party hereunder, (vi) all claims of the Transferring Party for refunds of, rights to receive funds from any Governmental Body or loss carry forwards with respect to (a) production or any other Taxes attributable to the Exchange Assets for any period prior to the Closing or to the Transferring Party’s businesses generally, (b) income or franchise Taxes of the Transferring Party, or (c) any Taxes attributable to the Excluded Assets, and (vii) in the case of the URI Parties, the Roca Honda Royalty (subject to EFI’s option to purchase the Roca Honda Royalty as set forth in Exhibit I).

“Excluded Records” means (i) all corporate, financial and Tax data and records of the Transferring Party insofar as they relate to the Transferring Party’s business generally and are not required for the future ownership or operation of the Exchange Assets, (ii) any records to the extent transfer to the Acquiring Party requires the consent of, or a payment to, a Third Party other than an Affiliate of the Transferring Party; provided, that the Transferring Party shall use commercially reasonable efforts to obtain such consent, (iii) computer software, (iv) all legal records and legal files of the Transferring Party (other than (a) title opinions, (b) records and files with respect to any previous litigation matters, and (c) instruments creating easements included as part of the Exchange Assets), (v) personnel records, (vi) records relating to the sale of the Exchange Assets, including bids received from and records of negotiations with any Third Party or Affiliate, and (vii) any records with respect to the Excluded Assets.

Appendix A-4

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substances” means any pollutants, contaminants, toxic, radioactive or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials (but excluding any Minerals or NORM).

“HRI” has the meaning set forth in the Preamble of this Agreement.

“Indemnified Person” has the meaning set forth in Section 11.6(a).

“Indemnifying Person” has the meaning set forth in Section 11.6(a).

“Lance Royalty” has the meaning set forth in Section 2.2(a).

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Liability” (and with the correlative meaning, “Liabilities”) means all losses, costs, expenses, obligations, damages, fines, fees, penalties, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the Exchange Assets of the Transferring Party, taken as a whole, or (b) the ability of the Transferring Party to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting uranium prices or mining; (iii) any matter of which an Acquiring Party is aware on the date hereof; or (iv) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof.

“Minerals” means all oil, gas and minerals of any kind or character, including, but not limited to, uranium and all other minerals mined or extracted primarily for values derived from their content of minerals, in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded or refined further than concentrates, and whether occurring in intimate depositional relationship with uranium and recovered as secondary values during the mining, extraction, processing, or treatment of uranium.

Appendix A-5

“Neutron Energy” has the meaning set forth in the Preamble of this Agreement.

“NORM” means naturally occurring radioactive material.

“Noteholder” means Resource Capital Fund V, L.P., a Cayman Islands exempt limited partnership.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, licenses, approvals, certificates of authority, franchises, concessions, registrations, consents, or similar qualifications or authorizations issued, granted or given by or under the authority of, or filings with, any Governmental Body.

“Permitted Encumbrances” means any or all of the following: (i) this Agreement; (ii) consents to assignment that have been obtained, or will be obtained prior to the Closing, from the appropriate Person(s) and preferential rights to purchase with respect to which written waivers are obtained prior to the Closing from the appropriate Person(s) for the transactions contemplated by this Agreement and the Ancillary Documents; (iii) liens for Taxes or assessments not yet delinquent; (iv) materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law) and for which the Transferring Party is not in default; (v) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Exchange Assets or rights or interests therein if they are not required prior to, or are customarily obtained subsequent to, a conveyance in the region where the Exchange Assets are located; (vi) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations which do not, individually or in the aggregate, prevent or materially adversely affect the use, ownership, development or operation of any Exchange Asset; (vii) all rights reserved to or vested in any Governmental Body to control or regulate any of the Exchange Assets in any manner or to assess Tax with respect to the Exchange Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or permit issued by any Governmental Body; and (viii) any Encumbrance on or affecting the Exchange Assets which is expressly waived in writing, bonded or paid by the Acquiring Party on or before the Closing or which is discharged by the Transferring Party on or before the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Pre-Closing Exchange Assets” means, with respect to EFI Sub and EFI, the EFI Assets; and, with respect to Uranco, Neutron Energy, HRI and URI, the URI Assets.

“Property Costs” means (a) all operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments, title examination and curative actions, Asset Taxes, and gathering, processing and transportation costs in respect of Minerals produced from the Exchange Properties) and capital expenditures (including bonuses, broker fees, and

Appendix A-6

other acquisition costs and costs of acquiring equipment) incurred and paid in the ownership and operation of the Exchange Assets in the ordinary course of business, (b) general and administrative costs with respect to the Exchange Assets, and (c) overhead costs charged to the Exchange Assets under any applicable operating agreement; but excluding, in each instance, the following:

(i)            claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death, property damage, breach of contract (other than claims for payments owing under such contract in the ordinary course of business), improper calculation, reporting or payment of royalties, rights of action given under any statute or regulation, or violation of any Law, environmental damage or contamination, other torts, private rights of action given under any Law, or violation of any Law;

(ii)           obligations to dismantle facilities and restore and reclaim premises where operations related to the Exchange Properties have been conducted;

(iii)          Casualty Losses;

(iv)          depletion, depreciation, amortization and other noncash accounting entries;

(v)           any costs associated with the Transferring Party’s obligations to obtain consents and waivers of preferential purchase rights pursuant to Section 4.4;

(vi)          any claims for indemnification, contribution or reimbursement from any Third Party or Affiliates with respect to liabilities, losses, costs and expenses of the type described in preceding clauses (i) through (v), whether such claims are made pursuant to contract or otherwise; and

(vii)         any costs incurred with respect to an indemnification obligation hereunder.

“Records” means copies of any files, records, maps, information, and data, whether written or electronically stored, relating to the Exchange Assets, including: (i) land and title records (including title documents and warranties, abstracts of title, title opinions and memoranda, title curative documents and prospect files); (ii) contracts, electric logs, core data, pressure data, decline curves, graphical production curves, geological and mineral resource data (including all maps, logs and reports) and a non-exclusive license to all geophysical data owned by a Transferring Party or any of its Affiliates; (iii) correspondence; (iv) operations, production, accounting, lease and division order records; (v) production, facility and well records and data; and (vi) any other records, books and files relating to any of the Exchange Assets.

“Regardless of Fault” has the meaning set forth in Section 11.4.

“Representatives” means (i) partners, employees, personnel, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates; or (ii) any consultant, advisor or agent retained by a Party or the parties listed in subsection (i) above.

Appendix A-7

“Roca Honda Royalty” means the terms of the royalty interest set forth on Exhibit I.

“SEC” has the meaning set forth in Section 7.8.

“Surface Interests” means surface fee interests, easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with the applicable Exchange Properties.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” means any claim against any Indemnified Person by a Third Party.

“Transferring Party” means, with respect to the EFI Assets, EFI Shares and EFI Cash Consideration, EF Sub or EFI, as applicable; and, with respect to the URI Assets, Uranco, Neutron Energy or HRI, as applicable.

“Uranco” has the meaning set forth in the Preamble of this Agreement.

“URI” has the meaning set forth in the Preamble of this Agreement.

“URI Assets” has the meaning set forth in Section 2.3.

“URI Party” or “URI Parties” has the meaning set forth in the Preamble of this Agreement.

“URI Required Consents” has the meaning set forth in Section 5.16.

“Value Allocation Schedule” has the meaning set forth in Section 4.4(a).

“Wells” means any and all in situ mining, water, carbon dioxide, injection, and other wells used or held for use in connection with the development of the URI Assets or EFI Assets and located on the lands covered by the URI Assets or EFI Assets, whether producing, shut-in or temporarily abandoned.

Appendix A-8

Exhibit I
FORM OF ROCA HONDA ROYALTY DEED

Recording Requested by:

Uranco Inc.

WHEN RECORDED MAIL TO:

Uranco Inc.

c/o Uranium Resources, Inc.

6950 South Potomac Street, Suite 300

Centennial, CO 80112

Attn: Christopher M. Jones

Tel: (303) 531-0470

Fax: (303) 531-0519

ROYALTY DEED

ROCA HONDA PROJECT

THIS ROYALTY DEED (“Royalty Deed”) is made and entered into effective           (the “Effective Date”), by and between STRATHMORE RESOURCES (US) LTD., a Nevada corporation (“Strathmore”), and URANCO INC., a Delaware corporation (“Uranco”).

WHEREAS, on the date hereof, Uranco is transferring by separate instrument to Strathmore, and its assigns and successors forever, all of Uranco’s right, title and interest in and to the Royalty Property (as defined herein), except and subject to Uranco’s reserved Royalty (as defined herein) and the parties’ rights and obligations under this Royalty Deed.

WHEREAS, Uranco wishes to grant, reserve and retain to itself, and to Uranco’s assigns and successors forever (subject to Strathmore’s right to purchase the Royalty as provided herein), and Strathmore agrees and covenants to pay to Uranco, and Uranco’s assigns and successors, the Royalty, as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Strathmore and Uranco agree as follows:

ARTICLE 1
Definitions

Unless otherwise defined, all capitalized terms shall have the following meanings.

Section 1.1            “Audit Period” means 12 months after receipt by Uranco of any Quarterly Statement.

Section 1.2            “Commencement of Commercial Production” means the earlier of (i) the date Strathmore first publicly announces commercial production at the Royalty Property and (ii) the first date of the Quarter in which the Gross Value of Products from the Royalty Property in such Quarter equals or exceeds $50,000.

Section 1.3            “Effective Date” shall have the meaning set forth in the Introductory Paragraph.

Section 1.4            “Expert” shall have the meaning set forth in Section 3.3.

Section 1.5            “Gross Value” shall have the meaning set forth in Section 3.0.

Section 1.6            “Minerals” means uranium oxide (also referred to herein as U3O8), whether occurring in intimate depositional relationship with uranium and recovered as secondary values during the mining, extraction, processing, or treatment of uranium, and whether the same are known to exist on the Royalty Property or are discovered after the Effective Date on the Royalty Property and regardless of the method of extraction, mining, or processing the same, whether known to exist or invented or developed after the Effective Date.

Section 1.7            “Royalty Property” means that property transferred from Uranco to Strathmore on the date hereof as set forth on Exhibit A attached to this Royalty Deed.

Section 1.8            “Notices” shall have the meaning set forth in Section 7.5.

Section 1.9            “Product” means all Minerals produced from the Royalty Property.

Section 1.10          “Quarter” means a three month period commencing on January 1, April 1, July or October 1 of any calendar year.

Section 1.11          “Quarterly Statement” shall have the meaning set forth in Section 3.5.

Section 1.12          “Royalty” shall mean the Royalty as defined in Section 2.1, and as calculated in accordance with Section Article 3.

ARTICLE 2
Grant of Royalty

Section 2.1            Royalty.  At all times after the Commencement of Commercial Production (provided Strathmore has not exercised its option to purchase the Royalty as set forth in Section 6.0), Strathmore shall pay to Uranco a royalty in the amount of four percent (4.0%) of the Gross Value from the Product sold (the “Royalty”), as calculated under Section 3.0.

ARTICLE 3
Gross Value

Section 3.1                            Sale to Third Parties.  In the event Strathmore sells Product to anyone other than a corporate affiliate, joint venture partner, or joint venture of which it or any of its corporate affiliates is a member, “Gross Value” shall mean the number of pounds of

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Product sold multiplied by the average sales price actually received for such Product, less the following allowable deductions calculated on a per pound basis: sales brokerage costs; transportation costs of transporting Product concentrates from the mill site or other processing facility to the conversion facility; State severance taxes imposed on the value of the Product sold; weighing, sampling and assaying charges at the converter; and any U3O8 penalties, surcharges or deductions levied by the converter.

Section 3.2            Sale to Affiliate.  In the event Strathmore sells Product to a corporate affiliate, joint venture partner, or joint venture of which it or any of its corporate affiliates is a member, “Gross Value” shall mean the number of pounds of Product sold multiplied by the average of (i) the month end long-term price for U3O8 (“Ux LT U3O8 Price”) as quoted in U.S dollars in the Ux Weekly for the calendar month immediately preceding the month of such sale, and (ii) the average “UxU3O8 Spot Price” as quoted in U.S dollars in the Ux Weekly for the calendar month immediately preceding the month of such sale, less the following allowable deductions calculated on a per pound basis: sales brokerage costs; transportation costs of transporting Product concentrates from the mill site or other processing facility to the conversion facility; State severance taxes imposed on the value of the Product sold; weighing, sampling and assaying charges at the converter; and any U3O8 penalties, surcharges or deductions levied by the converter.

Section 3.3            Sale of Ores etc.; Other Forms of Product.  In the event Strathmore sells uranium-bearing ores in a raw state or uranium-bearing mine waters, leachates, pregnant liquors or slurries, produced by in situ, heap leaching, mine dewatering or other solution mining processes (“Raw Ore or Solutions”) or produces or sells any other uranium-bearing materials (other than U3O8 concentrates contemplated in Paragraphs 3.1 and 3.2 above), the parties, acting reasonably, will negotiate to arrive at a comparable royalty value, adjusted for the changes in the mode of the transaction, the stage in the mining and milling process, and the valuation.

Section 3.4            Expert resolution.  If any index or publication used to determine Gross Value under Section 3.2 is discontinued, the parties shall use the average of the spot and long-term prices or quotations for Product for immediate and forward delivery as reported in such other publication or source as is generally recognized in the mining industry as reflecting the price or quotation at which Product is being offered for sale and purchase, or, if no such publication or source is available, the price at which Product is or was being offered for sale and purchase for immediate and forward delivery from the uranium mill or processing facility nearest the Royalty Property.  If the parties cannot reach agreement concerning the method to determine Gross Value within 30 days, then an expert (the “Expert”) shall be selected by the parties from the list of experts set forth in Schedule 1 (as such list may be supplemented or otherwise modified from time to time).  In selecting the Expert to resolve a specific dispute, each party (starting with Uranco and thereafter alternating between the parties for each dispute thereafter) shall alternate in deleting one name from the list of expert candidates until only one such expert shall remain, which remaining expert shall be the Expert with regard to that dispute.

Section 3.5            Manner of Payment.  Royalty payments shall become due and payable quarterly on the thirtieth (30th) day of the month following the last day of the Quarter in which the same accrue.  Royalty payments shall be by wire transfer, and shall be accompanied by a settlement sheet showing the quantities and grades of Minerals produced from the Royalty

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Property for sale or processing, and other pertinent information in sufficient detail to explain the calculation of the Royalty payment (“Quarterly Statement”).

Section 3.6            Depository Bank.  Uranco shall designate a bank to act as Uranco’s agent to receive from Strathmore all payments payable under the terms hereof, and all such payments may be made by paying or tendering the same to Uranco, or to the bank for Uranco’s credit, which bank shall continue as the depository bank for all Royalty payments hereunder regardless of changes of ownership of the Royalty Property, or rights to receive payments hereunder.

Section 3.7            Objections to Payments.  All Royalty payments shall be considered final and in full satisfaction of all obligations of Strathmore with respect thereto unless Uranco gives Strathmore written notice describing and setting forth a specific objection to the calculation thereof within the Audit Period.  During the Audit Period, Uranco shall have the right to have Strathmore’s accounts and records relating to calculation of the Quarterly Statement in question audited by a representative of Uranco.  If such an audit confirms any deficits or excess in the payment made to Uranco pursuant to the Quarterly Statement in question, Strathmore shall adjust the next Quarterly Statement following completion of such audit to account for such deficits or excess in payment.  Uranco shall pay all costs of any such audit unless the amount of a particular Royalty payment made to Uranco hereunder as calculated by the audit requires a payment to Uranco to correct a deficit, in which case Strathmore shall pay all costs of such audit.  For the purpose of determining the amount of Royalties, all figures, accounts, and records used in connection with the calculation of Royalties shall be determined in accordance with generally accepted accounting principles and from accounts maintained by Strathmore in connection with its operations on the Royalty Property.  Failure on the part of Uranco to make a claim against Strathmore for an adjustment in the Audit Period shall establish the correctness of the particular Quarterly Statement and preclude the filing of exceptions to such Quarterly Statement or making of claims for adjustment to such Quarterly Statement, and in the absence of fraud, Uranco expressly waives any claim or cause of action with respect to such Quarterly Statement.

Section 3.8            Commingling of Ores.  Strathmore shall have the right of mixing or commingling, either underground or at the surface, any ores, mine waters, leachates, pregnant liquors, pregnant slurries, or other compounds containing Minerals mined or extracted from the Royalty Property with any similar substances derived from other lands or properties; provided that Strathmore shall first weigh, sample and determine the wet weight, moisture content, dry weight, pay metal content, amenability and mill recovery rates for any such ores or compounds containing Minerals mined or extracted from the Royalty Property before the same are so mixed or commingled.

Section 3.9            Allocation of Royalty Among Individual Royalty Holders.  The Royalty calculated under this Section 3.0 is the Royalty payable to Uranco.  In the event of any assignments by Uranco to any other persons (“Royalty holders”), these total payments shall be divided and paid among any individual Royalty holders pro-rata in accordance with any such Royalty holder’s percentage ownership interest in the Royalty.

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ARTICLE 4
Sampling, Assay, and Analysis

Any determination of weight, volume, moisture content, amenability, or pay metal content, and any sampling and analysis shall be made in accordance with sound mining and metallurgical practices and standard sampling and analysis procedures prevailing in the industry.  Uranco shall have the right to have a representative present at the time samples are taken.  Uranco shall be furnished at Uranco’s request with a portion of all samples taken for analysis of ore, leachates, pregnant liquors, or pregnant slurries or other compounds or products mined or extracted from the Royalty Property.  Split samples shall be retained by Strathmore for later analysis by an independent referee selected by mutual agreement of the parties and, in the event of a dispute concerning Strathmore’s assay of samples, Royalty payments shall be based on the assay results determined by such independent referee.  All statements or reports wherein Strathmore’s assay of samples are set forth shall be conclusively presumed to be true and correct, unless, within one hundred and eighty (180) days after such statements or reports are delivered to Uranco, Uranco makes written objection thereto and demands an assay by the independent referree; and unless such objection and demand is made within such one hundred eighty (180) day period, Strathmore shall have no duty to preserve the split samples after the end of such one hundred eighty (180) day period.  The cost of the independent referee shall be paid by the party whose assay shows the greatest variance from that of the independent referee.

ARTICLE 5
Confidentiality

All information developed or acquired by Uranco as a result of Uranco’s exercise of its rights hereunder, including its right to visit the Royalty Property or audit Strathmore records relating to preparation of Quarterly Statements, and relating to mineral discoveries, ore reserves, mining methods, plans and production schedules, terms of agreements, ownership interests, shall be treated and kept as confidential and shall not be released or made public without Strathmore’s express prior written consent, which consent may be withheld at Strathmore’s sole discretion; provided, however, that nothing herein shall be construed to prohibit or to interfere with any responsibility of Uranco or its affiliates to make reasonable disclosures required under applicable securities or other laws.  Uranco acknowledges and agrees that in the event of a breach of this covenant of confidentiality, the remedy at law may be inadequate and, without limiting any other remedy available at law or equity, Strathmore may enforce this covenant through injunction, specific performance or other form of equitable relief or money damages or any combination thereof.

ARTICLE 6
Option to Purchase Royalty

Uranco hereby grants to Strathmore the exclusive right to purchase the Royalty.  The Royalty purchase price shall be Five Million U.S. Dollars (US$5,000,000.00).  Strathmore may exercise the option to purchase the Royalty by written notice to Uranco at any time prior to the date on which Strathmore’s first Royalty payment becomes due hereunder.  If Strathmore does not timely exercise the option to purchase the Royalty, it shall be deemed to have irrevocably terminated and waived the option to purchase the Royalty.  If Strathmore timely exercises the

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option to purchase the Royalty, the parties shall diligently attempt to close the purchase of the Royalty within thirty (30) days following Strathmore’s delivery of notice of its election.  Strathmore shall deliver the purchase price for the Royalty by wire transfer directed to an account designated by Uranco, and Uranco shall execute and deliver to Strathmore a conveyance of the Royalty.

ARTICLE 7
General

Section 7.1            Applicable Law.  This Royalty Deed shall be governed by and interpreted in accordance with the laws of the State of New Mexico without regard to the conflict of laws provisions thereof.

Section 7.2            Waiver.  The failure of either Strathmore or Uranco to insist on the strict performance of any provision of this Royalty Deed or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Royalty Deed or limit Strathmore’s or Uranco’s right thereafter to enforce any provision or exercise any right hereunder.  A waiver of any provision of this Royalty Deed shall not be effective unless in writing and signed by the party against whom it is to be enforced.

Section 7.3            Amendment.  No modification or amendment of this Royalty Deed shall be valid unless made in writing and duly executed by Strathmore and Uranco.

Section 7.4            Severability.  If any term or other provision of this Royalty Deed is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Royalty Deed shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Royalty Deed so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.5            Notices.  All notices and other required communications (“Notices”) to the parties to this Royalty Deed shall be in writing, and shall be addressed respectively as follows:

If to Strathmore:

c/o Energy Fuels Resources (USA) Inc.

225 Union Blvd., Suite 600

Lakewood, Colorado 80228

Attention:  David Frydenlund

Facsimile:  (303) 389-4125

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With a copy to (which copy shall not constitute Notice):

Haynes and Boone, LLP

1801 Broadway, Suite 800

Denver, Colorado 80202

Attention:  John D. Fognani; Michael T. Hegarty

Facsimile:  (303) 382-6210

If to Uranco:

c/o Uranium Resources, Inc.

6950 S. Potomac Street, Suite 300

Centennial, Colorado 80112

Attention:  Christopher M. Jones

Facsimile:  (303) 531-0472

With a copy to (which shall not constitute Notice):

Hogan Lovells US LLP

One Tabor Center, Suite 1500

1200 Seventeenth Street

Denver, Colorado 80202

Attention:  Paul Hilton; David R. Crandall

Facsimile:  (303) 899-7333

All Notices shall be given (a) by personal delivery to the other party, (b) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (c) by registered or certified mail, return receipt requested.  Notices shall be effective and shall be deemed delivered on receipt if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery.  A party may change its address by Notice to the other parties.

Section 7.6            Entire Agreement.  This Royalty Deed contains the entire understanding of Strathmore and Uranco and supersedes all prior agreements and understandings between Strathmore and Uranco relating to the subject matter hereof.

Section 7.7            Assignment and Binding Effect.

(a)                           The Royalty shall be assignable by Uranco, provided that no transfer or assignment shall be valid unless Uranco first notifies Strathmore in writing of its intent to make such transfer or assignment and further provided that no such transfer or assignment shall be valid unless and until a deed or other instrument reflecting such transfer or assignment is recorded in the land records of the state and county in which the Royalty Property is located.  No transfer will affect the Royalty, including but not limited to the method of computing the Royalty.  A transfer or assignment shall extinguish any right of the transferring or assigning Royalty holder to receive any Royalty from and after the date of the transfer or assignment with respect to the royalty interest transferred or assigned.  No change or division in

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the ownership of the Royalty or payment of proceeds attributable to the Royalty shall enlarge the obligations or diminish the rights of Strathmore.

(b)                           The Royalty provided for hereunder and the related provisions of this Royalty Deed (except as specifically limited herein, if at all) constitute an interest in and shall burden the Royalty Property and shall run with the land irrespective of any change in ownership or control thereof, forever.  It is intended that this Royalty Deed be publicly recorded in the appropriate offices designated by applicable law for the recordation of instruments of this character.  Strathmore shall give Uranco not less than thirty (30) days written notice prior to any sale or other disposition of all or a portion of the Royalty Property.  Any person who is or becomes an owner of any of the Royalty Property shall be subject to and bound by all of the provisions of this Royalty Deed with respect to such Royalty Property.

Section 7.8            No Obligation to Mine.  Nothing in this Royalty Deed shall, nor shall this Royalty Deed be interpreted to, impose any obligation on Strathmore, its successors or assigns to mine any of the Royalty Property.

Section 7.9            Further Assurances.  Each party hereto shall take such actions and sign such documents reasonably requested by any other party hereto to enable such requesting party to enjoy the intended rights and benefits hereof.

Section 7.10          Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Royalty Deed.

Section 7.11          Counterparts.  This Royalty Deed may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Royalty Deed as of the Effective Date.

STRATHMORE RESOURCES (US) LTD.,	URANCO INC.,
a Nevada corporation	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me on this       day of                , 2015 by                         as                      of Strathmore Resources (US) Ltd., a Nevada corporation.

Witness my hand and official seal.

Notary Public
[SEAL]
My Commission expires:

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me on this       day of                , 2015 by                         as                      of Uranco Inc., a Delaware corporation.

Witness my hand and official seal.

Notary Public
[SEAL]
My Commission expires:

Exhibit A

Royalty Property

The following property as reflected in that certain Deed from Santa Fe Pacific Gold Corporation to Uranco Inc., dated March 21, 1997 and recorded in Book 11, Page 676 of the real property records of McKinley County, New Mexico:

Township 13 North, Range 8 West, NMPM, McKinley County, New Mexico

Section 17:            ALL,* totaling 640.00 acres, all minerals except coal

*                 Note: Excludes the Royalty.